Exhibit 10.1

SALE AND SUBSCRIPTION AGREEMENT

dated as of

April 25, 2024

among

PS INVESTMENT AGGREGATOR, LP,

POLAR SEMICONDUCTOR, LLC,

SANKEN ELECTRIC CO., LTD.,

AND

ALLEGRO MICROSYSTEMS, INC.

TABLE OF CONTENTS

Annexes

Annex A –Transaction Steps

Exhibits

Exhibit A – Form of Recapitalization Agreement

Exhibit B – Form of Contribution Agreement

Exhibit C – Form of Limited Partnership Agreement

Exhibit D – Form of Adjusted Price and Capital Support Payment Agreement

Exhibit E – Form of Sanken New Wafer Supply Agreement

Exhibit F – Form of Sanken Capacity Commitment Agreement

Exhibit G – Form of AMI Side Letter

Exhibit H – Equity Commitment Letter

Exhibit I – Form of Leakage Certificate

SALE AND SUBSCRIPTION AGREEMENT

This SALE AND SUBSCRIPTION AGREEMENT (as the same may be amended from time to time in accordance with its terms, this “Agreement”), dated as of April 25, 2024, by and among, PS Investment Aggregator, LP, a Delaware limited partnership (the “Subscriber”), Polar Semiconductor, LLC, a Delaware limited liability company (the “Company”), Sanken Electric Co., Ltd. a Japanese corporation (“Sanken”) and Allegro Microsystems, Inc., a Delaware corporation (“AMI” and, together with Sanken, “Parents” and each, a “Parent”).

RECITALS

WHEREAS, as of the date hereof, Parents collectively own all of the issued and outstanding Units (as defined in the Existing Company LLC Agreement) of the Company (“Company Units”);

WHEREAS, as an inducement and condition to the parties’ willingness to enter into this Agreement, the Company, the Subscriber, and Parents will, following the execution of this Agreement and prior to the Closing, enter into a Recapitalization Agreement in the form attached hereto as Exhibit A (the “Recapitalization Agreement”), pursuant to which, among other things, the Company will issue new Company Units to each of Sanken and AMI in exchange for the discharge and satisfaction in full of all outstanding liabilities, obligations and indebtedness under the Company Loans between the Company, as borrower, and each of Sanken and AMI, as lenders (collectively, and as more specifically set forth in Annex A, the “Recapitalization Transactions”);

WHEREAS, following the consummation of the transaction contemplated by the Recapitalization Agreement, the Subscriber desires to subscribe for and purchase from the Company, and the Company desires to issue and sell to the Subscriber, the Purchased Units (as defined herein) at the Closing (as defined herein) (the “Subscription”), on the terms and conditions set forth herein;

WHEREAS, immediately following the Closing, Parents and the Subscriber shall, or shall cause their Affiliates to, conduct a reorganization of the Company (as more specifically set forth in Annex A, the “Reorganization Transactions”), pursuant to which, among other things, (a) Polar Semiconductor Parent, L.P. (“Partnership”) shall be formed as a Delaware limited partnership classified as a partnership for U.S. federal and applicable state income Tax purposes, (b) pursuant to a Contribution Agreement in the form attached hereto as Exhibit B (the “Contribution Agreement”), each of the Subscriber, Sanken and AMI will contribute all of its respective Company Units (including the Company Units newly issued pursuant to the Recapitalization Agreement) to the Partnership in exchange for newly issued Units of the Partnership (as defined in the Partnership Agreement) (“Partnership Units”), (c) Polar Semiconductor Intermediate, L.P. (“Intermediate”) shall be formed as a Delaware limited partnership and a wholly-owned Subsidiary of the Partnership and, pursuant to the Contribution Agreement, the Partnership shall contribute all of the Company Units received in (b) to Intermediate and (d) Polar Semiconductor Midco, L.P. (“Midco”) shall be formed as a Delaware limited partnership and a wholly-owned Subsidiary of Intermediate and, pursuant to the

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Contribution Agreement, Intermediate shall contribute all of the Company Units received in (c) to Midco (the contributions set forth in (b), (c) and (d), collectively, the “Contributions”);

WHEREAS, immediately following the consummation of the Reorganization Transactions, the Subscriber, Sanken and AMI will collectively directly own all of the Partnership Units, respectively, the Partnership will directly own all of the issued and outstanding limited partnership interests of Intermediate, Intermediate will directly own all of the issued and outstanding limited partnership interests of Midco and Midco will directly own all of the issued and outstanding Company Units;

WHEREAS, as an inducement and condition to the parties’ willingness to enter into this Agreement, the Recapitalization Agreement, the Reorganization Transactions and the Contribution Agreement, the Company, the Subscriber, AMI and Sanken will, immediately following the Closing, enter into an Amended and Restated Limited Partnership Agreement of the Partnership in the form attached hereto as Exhibit C (the “Partnership Agreement”);

WHEREAS, as an inducement and condition to the parties’ willingness to enter into this Agreement, the Company and Sanken will, concurrently with the Closing, enter into an Adjusted Price and Capital Support Payment Agreement in the form attached hereto as Exhibit D (the “Payment Support Agreement”);

WHEREAS, as an inducement and condition to the parties’ willingness to enter into this Agreement, (a) Sanken and the Company will, concurrently with the Closing, enter into (i) an Amended and Restated Supply Agreement, in the form attached hereto as Exhibit E (the “Sanken New Wafer Supply Agreement”) and (ii) a Capacity Commitment Agreement, in the form attached hereto as Exhibit F (the “Sanken Capacity Commitment Agreement”, together with the Sanken New Wafer Supply Agreement, the “Sanken New Supply Agreements”) and (b) AMI and the Company will, concurrently with the Closing, enter into a letter agreement, in the form attached hereto as Exhibit G (the “AMI Side Letter”);

WHEREAS, as an inducement and condition to the parties’ willingness to enter into this Agreement, the Company will enter into an employment agreement with the employee set forth on Section 2.03(g) of the Company Disclosure Schedule (the “Key Employee”) on terms to be agreed to by the parties thereto and reasonably acceptable to the Subscriber (the “Employment Agreement”); and

WHEREAS, as an inducement and condition to the parties’ willingness to enter into this Agreement, Subscriber has delivered to the Company and the Parents an equity commitment letter in the form attached hereto as Exhibit H (the “Equity Commitment Letter”), pursuant to which Triangle Investment Opportunities, L.P. (“Triangle”) has agreed, subject to the terms, conditions and limitations contained in the Equity Commitment Letter, to contribute cash to the Subscriber in the amounts set forth therein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01 Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For the avoidance of doubt, and notwithstanding the foregoing provisions of this definition, (i) each of the Parents, each member of the Company Group, those Persons that are Affiliates of any of the foregoing at any time prior to the Closing and their respective officers, directors, employees, agents and advisors shall not be deemed or treated, for any purposes of this Agreement (including at any time after the Closing), as an Affiliate of the Subscriber or any Person that is an Affiliate of the Subscriber at any time prior to the Closing and (ii) each member of the Company Group and each of their respective officers, directors, employees, agents and advisors shall not be deemed or treated, for any purposes of this Agreement, as an Affiliate of any Company Equityholder.

“AMI Supply Agreements” mean the (i) Wafer Foundry Agreement, dated as of January 26, 2023, by and between the Company and AMI and (ii) Capacity Commitment Agreement, dated as of January 26, 2023, by and between the Company and AMI.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks are authorized or required by Law to be closed in the City of New York, New York.

“CHIPS Act” means the Creating Helpful Incentives to Produce Semiconductors and Science Act of 2022.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Benefit Plan” means, each employee benefit and compensation plan, Contract, policy, program or arrangement, including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any employment, consulting, compensation, deferred compensation, pension, retirement, severance, Tax gross-up, retention, transaction, change in control, equity- or equity-linked, stock purchase, incentive, bonus and other compensation or benefit plans, Contracts, policies, programs, or arrangements, in each case, (a) maintained by, sponsored by, contributed to or required to be contributed to, the Company Group for the benefit of any current or former employee, officer, director or consultant (who is a natural person or a personal services entity) of the Company or any Company Subsidiary, or (b) with respect to which the Company or any Company Subsidiary is a party or has any obligation, whether fixed or contingent, in each case, other than any non-U.S. plan, Contract, policy, program, or arrangement which is mandated and administered by a Governmental Entity.

“Company Disclosure Schedule” means the disclosure schedules dated as of the date of this Agreement and delivered by the Company to the Subscriber concurrently with the execution of this Agreement.

“Company Equityholder” means (i) any holder of Equity Securities in the Company or (ii) any holder of Equity Securities in any Company Subsidiary (other than the Company or any wholly owned Company Subsidiary).

“Company Group” means the Company and any Company Subsidiaries (including any such Subsidiaries formed after the date hereof in accordance with Section 5.01).

“Company IP” means Company Owned IP and all other Intellectual Property that is used or held for use by the Company or any Company Subsidiary in the business of the Company and any Company Subsidiaries.

“Company Loans” means, collectively, the loan agreements set forth on Section 1.01(a) of the Company Disclosure Schedule.

“Company Material Adverse Effect” means any change, event, condition, occurrence, state of facts, development or effect (an “Effect”) that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole; provided, however, that adverse Effects to the extent arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (i), (ii) and (iii) of the below shall be so considered to the extent such Effect disproportionately impacts the Company Group, taken as a whole, relative to other companies operating in the same industries or geographic locations: (i) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof, (ii) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or any Company Subsidiaries operate in the United States or globally, (iii) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (iv) the public announcement or pendency of this Agreement and the transactions contemplated hereby, including any related losses or threatened losses of employees, contractors, customers, suppliers, distributors or other business relationships of the Company Group (provided, that the exception in this clause (iv) shall not apply in the context of any representation or warranty set forth in Section 3.05), or (v) any change resulting or arising from the identity of, or any facts or circumstances relating to, the Subscriber or any of its Affiliates, or (b) would, or would reasonably be expected to, prevent or materially impair or materially delay the consummation by any member of the Company Group or either Parent of the transactions contemplated by this Agreement.

“Company Owned IP” means the Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Company Product” means any product distributed, sold or otherwise made available for purchase to any person by the Company or any Company Subsidiary.

“Company Registered IP” means Company IP owned by or exclusively licensed to the Company or any Subsidiary that has been issued by, registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world.

“Company Subsidiaries” means the Subsidiaries of the Company from time to time.

“Company Transaction Expenses” means all fees, costs and other expenses paid or payable, incurred or otherwise reimbursable by or on behalf of the Company Group to any Person in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, whether invoiced prior to, at, or subsequent to the Closing (including the Company’s application for funding under the CHIPS Act and under the Minnesota Forward Fund), including (a) the fees, costs and other expenses incurred by the any member of the Company Group to financial advisors, legal advisors and any other advisors, in each case for services performed at or prior to the Closing in connection with the transactions contemplated hereby and (b) any severance or retention, sale, success or similar payments or bonuses or any benefits or other compensation, in each case incurred or payable by the Company Group as a result of or in connection with the consummation of the transactions contemplated by this Agreement to current or former employees or other individual service providers, together with any employer-side payroll Taxes or other Taxes payable by the Company Group in connection therewith.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Contract” means any legally binding (provided that for purposes of Section 3.17, the definition of “Contract” shall be deemed to not include the words “legally binding”) written or oral agreement, contract, arrangement, understanding, instrument, purchase order, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan or evidence of Indebtedness to which a Person is a party or to which the properties or assets of such Person are subject, and includes any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, service orders, extension or renewals thereof.

“Controlled Group Liability” means any and all Liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Section 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (e) under corresponding or similar provisions of foreign Laws or regulations related to defined benefit pension plan funding requirements or post-termination medical insurance plan coverage.

“Damages” means, collectively, any and all damage, loss, Liability, fine, penalty, claim, Proceeding, fee, cost, and expense, whether or not arising from or in connection with any Third-Party Claims (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), in each case only to the extent reasonably foreseeable.

“Environmental Laws” means all Laws that (a) regulate or relate to the protection or cleanup of the environment (including natural resources, air and surface or subsurface land or waters), or the protection of human health or safety, including Laws in respect of Hazardous Substances, or the manufacture, processing, distribution, use, treatment, storage, transportation, handling, discharge, exposure to, disposal or release or threatened release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, monitoring, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or standards of care with respect to any of the foregoing.

“Environmental Liabilities” means any Damages resulting from any existing environmental liabilities, whether known or unknown, arising out of or relating to (a) any violations of Environmental Law or Environmental Permits, (b) any Release or threatened Release of Hazardous Substances at, on, under, about, or migrating to or from any Owned Real Property, Leased Real Property or any portion thereof, (c) any environmental investigation, remediation, removal, clean-up or monitoring required under Environmental Law, or (d) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances, in each case arising out of or relating to (i) the ownership or operation of the Owned Real Property, Leased Real Property, or any portion thereof, at any time prior to the Closing Date, or (ii) the operation of the business of the Company and any Company Subsidiaries at any time prior to the Closing Date.

“Environmental Permits” means any permit, registration, identification number, license, certificate or other authorization required under any applicable Environmental Law.

“Equity Securities” means, with respect to any Person, any (i) units of membership interest, shares of capital stock, equity interests, voting securities or other ownership interests in such Person or (ii) options, warrants, calls, subscriptions, agreements, obligations, “phantom” rights, interest appreciation rights, performance units, profits interests or other rights, convertible or exchangeable securities.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Inbound License” means any: (a) Contract for the licensing or provision of off-the-shelf or non-customized software or technology services on standardized or generally available terms or open source software, (b) licenses or other rights granted by a customer, supplier, vendor, consultant, contractor, employee, agent, distributor or sales representative to the Company or any Company Subsidiary in the ordinary course of business, or (c) non-exclusive right granted in nondisclosure or confidentiality agreements in the ordinary course of business.

“Excluded Outbound Licenses” means any (a) license or other right granted, on an non-exclusive basis, to a customer, supplier, vendor, consultant, contractor, employee, agent, distributor or sales representative to the Company or any Company Subsidiary in the ordinary course of business, or (b) any non-exclusive right granted by the Company or any Company Subsidiary in a nondisclosure or confidentiality agreement in the ordinary course of business.

“Existing Company LLC Agreement” means that certain Amended and Restated Limited Liability Agreement of the Company, dated as of March 28, 2020, by and among the Company, Sanken and AMI.

“Foreign Plan” means any Company Benefit Plan that covers current or former employees, officers, directors, or consultants of the Company or any Company Subsidiary (who are natural persons or personal services entities) based outside of the United States and/or that is governed by the Laws of any jurisdiction outside of the United States.

“Fraud” means an intentional misrepresentation of a material fact made by a party to this Agreement set forth in the representations and warranties contained in this Agreement constituting common law fraud under Delaware Law (excluding any theory of fraud premised upon constructive fraud, negligent misrepresentation or omission, or recklessness or negligence).

“GAAP” means United States generally accepted accounting principles, as in effect as of any date of determination.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, equityholders’ agreement, voting agreement, voting trust agreement, joint venture agreement and any similar agreement and any amendments or supplements to any of the foregoing.

“Governmental Entity” means any foreign, national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, any arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or any quasi-governmental body.

“Hazardous Substances” means any substance, chemical, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which Liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials, polychlorinated biphenlys, and toxic mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, at any specified time (in each case, whether or not contingent and including any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees): (a) indebtedness of the Company Group for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities), (b) obligations of the Company Group evidenced by bonds, notes, debentures, letters of credit, performance bonds or similar instruments, in each case to the extent drawn, (c) obligations of the Company Group under any lease of property (real or personal) required to be classified as a capital or finance lease in accordance with GAAP (but, for the avoidance of doubt, excluding operating leases), (d) obligations of the Company Group to make payments for purchased property or services under conditional sale or other title retention agreements relating to such purchased property or for the deferred purchase price of such property or services (including the maximum amount payable for any earnout payments purchase price adjustments, escrows, holdbacks or other similar contingent payments owed by the Company Group under such agreements), (e) any deferred or contingent purchase price obligations, including any “earn-outs”, holdbacks or “seller notes” payable, or other similar payments or obligations, in each case, valued at the maximum amount thereof, (f) all fees, costs and expenses of the Company Group under that certain Memorandum of Confirmation/SOW, dated June 9, 2023, by and between the Company and McKinsey & Company, Inc. (including all fees, costs and expenses that are committed and all fees, costs and expenses that are planned but not yet committed), (g) the amount of capital expenditures committed by the Company Group to be spent in the Company’s fiscal year ending March 29, 2024, (h) an amount equal to $3,400,000.00 in respect of potential Tax liability arising out of the Company Group’s intercompany transactions or transfer pricing for any period (or portion thereof) ending on or before the Closing Date, (i) without duplication of amounts set forth in (g) above, amounts accrued by the Company for capital expenditures, (j) any accrued employee incentive bonuses, amounts accrued under retirement or defined benefit plans, any accrued but unused paid time off, and any accrued severance or retention amounts, together with any Taxes payable by the Company Group in connection therewith, (k) any Restricted Cash and (l) obligations of the Company Group to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company Group. For the avoidance of doubt, any Indebtedness of or owed by any member of the Company Group to any Parent or any of such Parent’s Affiliates shall constitute Indebtedness of the Company Group.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including all (a) patents, patent applications, and patent disclosures issued or applied for in any jurisdiction, including all provisionals, nonprovisionals, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such patent, patent application or patent disclosure, (b) trademarks, service marks, trade names, domain names, logos, slogans, trade styles, trade dress, brand names, certification marks, corporate names and other indicia of origin, all goodwill associated with or symbolized by any of the foregoing, and all registrations of and applications to register the foregoing, (c) copyrights, mask works, and industrial designs, and all registrations of and applications to register the foregoing including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with the foregoing, regardless of the medium of fixation or means of expression, (d) trade secrets, and all other intellectual property rights in confidential information, Software, ideas, know-how, inventions, concepts, methods, processes, formulae, technology, designs, algorithms, models, reports, data, databases, customer lists, supplier lists, mailing lists, business plans, and other proprietary information and (e) the right to assert, claim or sue and collect damages for the past, present or future infringement, misappropriation or other violation of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned, used, or held for use by the Company or any Company Subsidiaries.

“Law” means any federal, state, local or foreign law, statute, code, directive, common law, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree, in each case, of any Governmental Entity.

“Leakage” means, without duplication, the aggregate amount (in each case, whether paid or made or agreed to be paid or made in cash or other property) of any of the following that occur or arise or have occurred or arisen since (and including) the Lock Box Date through the Closing (but in each case, excluding any Permitted Leakage):

(i) any dividend, distribution, return of capital or distribution of profits or assets declared or made or agreed in a Contract to be paid or made (whether actual or deemed), or any payments in lieu of any distribution, return of capital or distribution paid or made or agreed in a Contract to be paid or made, to, for the benefit of, or at the direction of any Company Equityholder or any of its Affiliates;

(ii) payments made, or agreed in a Contract to be paid or made, by the Company Group in connection with any redemption or repurchase of any Equity Securities from any Company Equityholder or any of its Affiliates;

(iii) any management, monitoring, advisory, supervisory or other equityholder’s or director’s fees or payments made, or agreed in a Contract to be paid or made, by the Company Group to any Company Equityholder or any of its Affiliates;

(iv) any gift or other gratuitous payment made, or agreed in a Contract to be paid or made, by the Company Group to any Company Equityholder or any of its Affiliates;

(v) the incurrence of any Company Transaction Expenses (other than the Company Transaction Expenses reimbursed to the Company or paid by Sanken pursuant to the Payment Support Agreement at the Closing);

(vi) the incurrence of any fees, costs or expenses required to be borne by the Company pursuant to the proviso in Section 10.05 (other than the fees, costs and expenses reimbursed to the Company or paid by Sanken pursuant to the Payment Support Agreement at the Closing);

(vii) the assumption by the Company Group of any Liability of any Company Equityholder or any of its Affiliates;

(viii) the incurrence of any Indebtedness after the Lock Box Date (for the avoidance of doubt, including any increases in the amount of Indebtedness in existence on the Lock Box Date to the extent occurring after the Lock Box Date), or payments made by the Company Group in respect of amounts incurred after the Lock Box Date that would constitute Indebtedness if not paid, except (A) a Permitted Refinancing, (B) pursuant to the Recapitalization Transactions or (C) payments made in respect of Indebtedness set forth on Section 3.22(b) of the Company Disclosure Schedule and otherwise permitted by this Agreement;

(ix) any payments made, or agreed in a Contract to be paid or made, by the Company Group to any Company Equityholder or any of its Affiliates in connection with the termination of any Affiliate Contract in connection with the Closing;

(x) any other payments made, or agreed in a Contract to be paid or made, by the Company Group to any Company Equityholder or any of its Affiliates that is not Permitted Leakage;

(xi) the forgiveness, waiver, deferral, discount or release (whether conditional or not) of any amount, right, value, benefit or obligation, or any claim in respect thereof, owed or due from any Company Equityholder or any of its Affiliates to the Company Group or any of its Affiliates, including in connection with the termination of any Affiliate Contract in connection with the Closing; and

(xii) any Tax which is payable by the Company Group as a result of any of (i) through (xi) above.

“Liability” means any debt, liability, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including loss of benefit or relief) of any kind or nature whatsoever, whether asserted or unasserted, due or to become due, absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, secured or unsecured, determined or determinable, or otherwise, and includes all costs and expenses relating thereto.

“Lien” means any lien, license, mortgage, pledge, conditional or installment sale agreement, encumbrance, restriction on transfer, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, or community property interest, whether voluntarily incurred or arising by operation of Law.

“Lock Box Date” means August 25, 2023.

“Mizuho Debt” means all outstanding liabilities, obligations and indebtedness under the Mizuho Loan Agreement.

“Mizuho Loan Agreement” means the Company Loans between the Company, as borrower, and Mizuho Corporate Bank, LTD, as lender, set forth on Section 1.01(a) of the Company Disclosure Schedule

“Order” means any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final.

“Per Unit Price” means $65.45.

“Permitted Leakage” means any and all of the following actions taken by the Company or any Company Subsidiary since (and including) the Lock Box Date through the Closing:

(a) payments by the Company of interest payments when due pursuant to, and the accrual of interest in accordance with GAAP with respect to, and in accordance with the terms of, the Mizuho Debt;

(b) payments made by any member of the Company Group to any Parent or any of its Affiliates (i) in connection with the sale by such Parent or any of its Affiliates of Company Products in the ordinary course of business consistent with past practice (including with respect to the terms, conditions and pricing of such sales) or (ii) in the ordinary course of business consistent with past practice and on arm’s length terms and conditions, in the case of each of clause (i) and (ii), pursuant to Contracts that were in effect as of the Lock Box Date (and not including, for the avoidance of doubt, any amendments, supplements or modifications to any such Contracts from and after the Lock Box Date), in the case of each of clause (i) and (ii), solely to the extent such transactions and Contracts are set forth on Section 1.01(c) of the Company Disclosure Schedule (provided, that Section 1.01(c) of the Company Disclosure Schedule shall not be required to set forth any purchase orders or pricing proposals issued under such Contracts in the ordinary course of business consistent with past practice and on arm’s length terms and conditions);

(c) any payments made or liabilities incurred by any member of the Company Group to a Parent or any of its Affiliates after the Lock Box Date in the ordinary course of business in accordance with the terms of the Supply Agreements;

(d) any payments of any Tax by the Company or any Company Subsidiary except for Taxes set forth in clause (xii) of the definition of Leakage; and

(e) any payments made by any member of the Company Group to a Parent or any of its Affiliates that are approved in writing by the Subscriber to be made and to be treated as Permitted Leakage.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established and maintained in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business for amounts not overdue or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and maintained in accordance with GAAP, (c) Liens for which either affirmative title insurance coverage, bonding or an indemnification in favor of the Company or any Company Subsidiary that is the titleholder to the subject property has been obtained and is in effect, (d) with respect to Real Property, imperfections of title, easements, rights-of-way, restrictions, and other Liens of record that do not, individually or in the aggregate, materially interfere with the use, value or marketability of such Real Property as has been operated by the Company or any Company Subsidiary in the ordinary course of business, (e) Liens imposed or promulgated by Law with respect to real property and Improvements, including building codes and zoning regulations (to the extent binding on the applicable real property), which are not violated by the current use or occupancy of the applicable real property or the business operated thereon, (f) Liens imposed pursuant to, or arising under, the Company Loans, if any, (g) Liens arising in the ordinary course of business under workers’ compensation, unemployment insurance, social security, retirement and similar legislation or for which adequate reserves have been established and maintained in accordance with GAAP, (h) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, and (i) other Liens arising in the ordinary course of business and that are not material, individually or in the aggregate, to the Company and any Company Subsidiaries.

“Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Release” means the presence of or any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Substance).

“Representatives” means with respect to any Person, such Person’s respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representatives.

“Restricted Cash” means (a) the aggregate amount of cash or cash equivalents held by the Company Group at any particular time that may not be distributed in compliance with Law without the consent of any Person (other than the Company Group), or without the incurrence of any cost or the imposition of any Tax, including cash collateral, security deposits or other similarly restricted cash and cash that is restricted from distribution due to currency controls, distributable reserve or capital surplus requirements or repatriation Taxes or similar legal restrictions and (b) any other cash or cash equivalents which are subject to any limitations, restrictions, or taxes on use or distribution or otherwise restricted for a particular use, purpose, or event and not available for general corporate use.

“Software” means computer software programs, including databases, tool sets, compilers, higher level or “proprietary” languages, middleware, application programming interfaces, programming tools, software implementations of algorithms, models and methodologies and files, documentation and materials (including programmers’ notes and source code annotations, user manuals and training materials) relating to any of the foregoing, whether in source code or object code form.

“Specified Business Conduct Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 or any other applicable Law or requirement that prohibits bribery, corruption, fraud, or other improper payments, (ii) Laws relating to economic and trade sanctions administered by OFAC, the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury, the European Union or any EU member state and all U.S. anti‑boycott or anti‑embargo Laws, (iii) all U.S. Laws relating to the import, export, re‑export, transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, U.S. Laws relating to customs, and the Foreign Trade Regulations; and (iv) all applicable non‑U.S. Laws relating to the import, export, re‑export, transfer of information, data, goods, and technology, except to the extent inconsistent with U.S. Law.

“Subscriber Transaction Expenses” means all fees, costs and other expenses payable, by the Subscriber to any Person in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the fees, costs and other expenses incurred by the Subscriber to financial advisors, legal advisors and any other advisors, in each case for services performed at or prior to the Closing in connection with the transactions contemplated hereby.

“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first person and/or by one or more of its Subsidiaries.

“Supply Agreements” means the (i) AMI Supply Agreements, (ii) Wafer Foundry Agreement, dated March 22, 2023, by and between the Company and Sanken, and (iii) Capacity Commitment Agreement, dated March 22, 2023, by and between the Company and Sanken.

“Tax” and “Taxes” means (i) any and all taxes, levies, duties, imposts, fees, assessments and charges of any kind, including U.S. federal, state, local or non-U.S. net income, gross income, gross receipts, gains, profit, windfall profits, severance, real or personal property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, value-added, goods and services, social security (or similar, including the Federal Insurance Contributions Act (“FICA”)), alternative or add-on minimum, environmental, customs duties, unemployment, escheat, registration, ad valorem, disability, business and occupational, transfer, capital stock, premium, occupation, estimated or any other tax or other like assessment or charge, together with any interest, fine, penalty, addition to tax or additional amount, imposed by any Governmental Entity, whether disputed or not and (ii) any liability for amounts described in the foregoing clause (i) imposed under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, as a successor or by Contract.

“Tax Return” means any return, report, form or similar statement filed or required to be filed with respect to any Tax including any election, information return, claim for refund, amended return or declaration of estimated Tax and in each case including any statements, schedules or attachments thereto.

“Transaction Documents” means this Agreement, the Recapitalization Agreement, the Contribution Agreement, the Partnership Agreement, the Payment Support Agreement, the Sanken New Supply Agreements, the AMI Side Letter the Employment Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local Law.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Affiliate Contract	3.21
Agreement	Preamble
AMI	Preamble
AMI Side Letter	Recitals
Audited Financial Statements	3.07
Balance Sheet Date	3.08(a)
Bankruptcy and Equity Exception	3.04
Claim Notice	7.05
Closing	2.03
Closing Installment	2.02
Closing Leakage Certificate	2.05(a)
Company	Preamble
Company Material Contract	3.17(b)
Company Permits	3.06(a)
Company Released Party	10.13(a)
Company Units	Recitals
Contributions	Recitals
Contribution Agreement	Recitals
Deductible Amount	7.03(a)(ii)
Disputed Item	2.05(b)
Employment Agreement	Recitals
Estimated Leakage	2.04
Estimated Leakage Amount	2.01
Equity Commitment Letter	Recitals
Extended Outside Date	8.01(c)
FICA	1.01
Final Determination Date	2.05(d)
Final Leakage Amount	2.05(a)
Financial Statements	3.07
Fundamental Representations	7.01
Improvements	3.14(c)
Indemnified Party	7.04(a)
Indemnifying Party	7.04(a)
Independent Auditor	2.05(c)
Initial Outside Date	8.01(c)
Interim Financial Statements	3.07

Term	Section
Intermediate	Recitals
Key Employee	Recitals
Leakage Certificate	2.04
Leased Real Property	3.14(a)
Midco	Recitals
Multiemployer Plan	3.11(d)
Notice of Disagreement	2.05(b)
OFAC	3.06(c)
Outside Date	8.01(c)
Owned Real Property	3.14(a)
Parent	Preamble
Parent Indemnified Parties	7.02(c)
Parent Released Party	10.13(b)
Partnership	Recitals
Partnership Agreement	Recitals
Partnership Units	Recitals
Payment Support Agreement	Recitals
Permit	3.06(a)
Permitted Refinancing	6.05(a)
Post-Closing Installment	2.02
Proceeding	3.10
PS Investment Approval	9.03(f)
Purchased Units	2.01
Real Property	3.14(c)
Real Property Leases	3.17(a)(ii)
Recapitalization Agreement	Recitals
Recapitalization Transactions	Recitals
Regulatory Filing Fees	6.01
Regulatory Filings	6.01
Related Parties	3.21
Reorganization Transactions	Recitals
Sanken	Preamble
Sanken Capacity Commitment Agreement	Recitals
Sanken New Supply Agreements	Recitals
Sanken New Wafer Supply Agreement	Recitals
Significant Customer	3.20
Significant Distributor	3.20
Significant Supplier	3.20
Subscriber	Preamble
Subscriber Indemnified Parties	7.02(a)
Subscription	Recitals
Subscription Amount	2.02
Third-Party Claim	7.04(a)
Triangle	Recitals

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto, or referred to herein, including the Company Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “, but not limited to,”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. The word “day” shall mean calendar day unless Business Day is expressly specified, and any action under this Agreement that is required to be done or taken on a day that is not a Business Day, shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The words “ordinary course” or “ordinary course of business,” shall mean the ordinary course of business, consistent with past practice, including with respect to frequency and magnitude. All amounts payable pursuant to this Agreement shall be paid in U.S. dollars, and all references to “$” or “dollars” shall mean the lawful currency of the United States of America. References to any accounting terms not otherwise defined herein shall be deemed to have the meaning ascribed to them under GAAP. References to any statute, rule, regulation, law or applicable Law shall be deemed to refer to all applicable Laws as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time, in accordance with the terms hereof and thereof, unless otherwise indicated; provided, that with respect to any agreement or Contract listed (or required to be listed) on any schedule hereto, all amendments, modifications or supplements thereto, and all extensions and renewals thereof, must also be listed in the appropriate schedule and copies thereof disclosed. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, in each case after reasonable inquiry of direct reports, of Surya

Iyer, Michael Ritzenthaler, Kristine Ekstrand and Kojiro Hatano, in the case of the Company, and Chip Schorr and Jay Park, in the case of the Subscriber.

Article 2
Issuance of Purchased Units; Closing

Section 2.01 Issuance of Purchased Units. At the Closing, the Company shall issue and sell to the Subscriber, and the Subscriber shall subscribe for a number of Company Units equal to the Subscription Amount divided by the Per Unit Price, which such number of Company Units shall represent a majority of the Company’s issued and outstanding limited liability company interests as of immediately following the Closing, free and clear of all Liens other than those imposed by the Closing Company LLC Agreement, this Agreement or any securities Laws (the “Purchased Units”). In addition, if there is any Estimated Leakage in accordance with the provisions of Section 2.04 hereof, then, at the Closing, Sanken shall contribute to the Company the amount of such Estimated Leakage (the “Estimated Leakage Amount”), in cash by wire transfer of immediately available funds to an account designated by the Company in writing.

Section 2.02 Subscription Amount. In consideration for the issuance of the Purchased Units, the Subscriber shall contribute to the Company $175,000,000 (the “Subscription Amount”), in one installment of $100,000,000 at Closing (such amount, the “Closing Installment”) and, on such other date as determined by the Subscriber, which date shall be at any time prior to the one (1) year anniversary following the Closing, another installment of $75,000,000 (such installment, the “Post-Closing Installment”). The Closing Installment and Post-Closing Installment shall each be made in US dollars by wire transfer of federal funds or other immediately available funds to such account as the Company may direct by prior notice to the Subscriber.

Section 2.03 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 8:00 a.m., local time, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017, on the fifth (5th) Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), or at such other time or place as the Subscriber and the Company may agree. At the Closing (or prior to the Closing if expressly permitted or required below):

(a) the Company shall deliver to the Subscriber a certificate of the Company’s secretary, in form and substance reasonably satisfactory to the Subscriber, certifying as to the resolutions of board of managers of the Company, approving this Agreement and the transactions contemplated hereby;

(b) prior to the Closing, AMI, Sanken, the Company and the Subscriber shall have delivered to each other a duly executed counterpart to the Recapitalization Agreement;

(c) prior to the Closing, AMI, Sanken and the Subscriber shall have delivered to each other, and to the other parties hereto, duly executed counterparts to the Contribution Agreement;

(d) Sanken and the Company shall deliver to each other, and to the other parties hereto, a duly executed counterpart to the Payment Support Agreement;

(e) Sanken and the Company shall deliver to each other, and to the other parties hereto, duly executed counterparts to the Sanken New Supply Agreements;

(f) AMI and the Company shall deliver to each other, and to the other parties hereto, a duly executed counterpart to the AMI Side Letter;

(g) the Company shall, and shall cause the Key Employee to, deliver to the Company and the other parties hereto, a duly executed counterpart to his Employment Agreement;

(h) Sanken shall deliver to the Company a duly executed and authorized resolution of Sanken formally acknowledging and approving the Company’s resolution to exclude the Sanken and all of their directors, officers, employees, agents and other representatives, from access to classified information and Export Controlled Information entrusted to the Company, unless such exchange is permissible under the National Industrial Security Program Operating Manual and applicable U.S. laws and regulations;

(i) pursuant to Section 2.02, the Subscriber shall deliver to the Company, by wire transfer of immediately available funds, the Closing Installment, in accordance with wire instructions provided by the Company to the Subscriber no less than three (3) Business Days prior to the Closing; and

(j) pursuant to Section 10.05(a)(ii), the Company shall pay, or cause to be paid, in cash by wire transfer of immediately available funds, (i) all Subscriber Transaction Expenses and (ii) all transaction expenses of either Parent incurred in the preparation, negotiation, execution and performance of this Agreement and the other Transaction Documents, in the amounts and pursuant to the wire instructions provided by the Subscriber and each Parent, as applicable, to the Company no less than three (3) Business Days prior to the Closing.

Section 2.04 Leakage Certificate. Not less than five (5) Business Days prior to the anticipated Closing Date, the Company shall provide the Subscriber with a certificate in substantially the form attached hereto as Exhibit I (the “Leakage Certificate”) executed by an authorized officer of the Company setting forth the Company’s good-faith estimate of any Leakage (together with all inputs and supporting documentation including, but not limited to, underlying calculations, spreadsheets, and schedules); provided, however, that in the event that the Subscriber notifies the Company prior to the Closing that it disputes the amounts set forth in the Leakage Certificate, then Parents and the Company shall cooperate in good faith with the Subscriber to resolve any such dispute as promptly as practicable, and modify the Leakage Certificate as appropriate to reflect any agreed adjustments thereto, provided, further, that the Subscriber’s right to exercise any rights or remedies pursuant to Section 7.02 shall not be limited by the failure to notify the Company of any disputes to the Leakage Certificate pursuant to this Section 2.04. The amount of Leakage as finally determined pursuant to this Section 2.04 shall be referred to herein as the “Estimated Leakage”. For the avoidance of doubt, if there is no Leakage, then the Estimated Leakage Amount will be zero.

Section 2.05 Leakage Adjustment.

(a) Within ninety (90) days after the Closing, the Company and Sanken shall deliver to the Subscriber a statement (the “Closing Leakage Certificate”) setting forth the Company’s and Sanken’s calculation of Leakage (the “Final Leakage Amount”).

(b) The Closing Leakage Certificate shall become final and binding upon the parties hereto on the earlier of the date of the Subscriber’s written notice to the Company and Sanken of its agreement to the Closing Leakage Certificate or the thirtieth (30th) day following receipt thereof by the Subscriber unless the Subscriber gives written notice of its disagreement, which disagreement shall be limited to an assertion that one or more components of the Closing Leakage Certificate was not calculated in accordance with the terms of this Agreement or that the Closing Leakage Certificate contains a mathematical error (a “Notice of Disagreement”) to the Company and Sanken prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of any disagreement so asserted and the Subscriber’s alternative calculation thereof (each, a “Disputed Item”). The Subscriber will have deemed to have irrevocably agreed to all non-Disputed Items. If the Subscriber does not have any disagreement with the Closing Leakage Certificate, then the Subscriber may provide written notice to the Company and Sanken of its agreement to the Closing Leakage Certificate and the Closing Leakage Certificate shall become final and binding upon the parties hereto on the date of the Company’s and Sanken’s receipt of such. If the Subscriber fails to deliver a timely Notice of Disagreement, the Closing Leakage Certificate shall become final and binding upon the parties hereto. If a timely Notice of Disagreement is given by the Subscriber, then the Closing Leakage Certificate (as revised as contemplated in the immediately following clause (i) or (ii) below) shall become final and binding upon the parties hereto upon the earlier to occur of (i) the date the parties hereto resolve in writing any differences they have with respect to all Disputed Items or (ii) the date all Disputed Items are finally resolved in writing by the Independent Auditor pursuant to Section 2.05(c).

(c) During the thirty (30) days immediately following the delivery of a Notice of Disagreement (if any), the Subscriber, the Company and Sanken shall seek to resolve each Disputed Item specified in the Notice of Disagreement. If, at the end of such thirty (30) day period (or such longer period mutually agreed between the Subscriber, the Company and Sanken), the Subscriber, the Company and Sanken have failed to resolve any Disputed Item specified in the Notice of Disagreement, the Company, Sanken and Subscriber shall jointly engage an independent accounting firm mutually agreed upon by the Subscriber, the Company and Sanken (the “Independent Auditor”) for review and resolution of any such unresolved Disputed Items. The Independent Auditor shall (i) act as an expert and not as an arbitrator, (ii) be bound by the definitions and principles set forth in this Agreement (and not by independent review), (iii) limit its review to those Disputed Items set forth in the Notice of Disagreement that remain in dispute, (iv) not assign a value to any Disputed Item that is greater than the greatest value for such Disputed Item claimed by either the Company, Sanken or the Subscriber or less than the smallest value for such Disputed Item claimed by either such party and (v) be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the terms and provisions of this Agreement. There will be no ex parte communications between the Company, Sanken or the Subscriber, on the one hand, and the Independent Auditor, on the other hand, relating to the Disputed Items, other than written answers by the Company, Sanken or the Subscriber to written questions of the Independent Auditor (copies of which questions and answers shall be provided simultaneously to the other such party). Each of the Subscriber, the Company and Sanken shall provide the other with a copy of any such written presentations and information provided to the Independent Auditor substantially contemporaneously with its delivery thereto.

(d) The Independent Auditor shall be instructed to resolve such dispute as soon as practicable and, in any event, within thirty (30) days from the date the dispute is submitted to the Independent Auditor, and to render its final determination in writing setting forth in reasonable detail the basis upon which its determination was made. The Independent Auditor’s final determination as to each Disputed Item shall be final and binding on the parties hereto, absent a showing of fraud, willful misconduct or manifest error and enforceable by any court of competent jurisdiction. Upon the earlier of (i) resolution of all Disputed Items by the Subscriber, the Company and Sanken, or (ii) by the Independent Auditor pursuant to this Section 2.05(d), the Closing Leakage Certificate shall be revised to reflect such resolution, if so required (the date of such final resolution or agreement, the “Final Determination Date”). The costs and expenses of the Independent Auditor in determining any such Disputed Items shall be allocated between the Subscriber, on the one hand, and Sanken, on the other hand, in the same proportion that the aggregate amount of the Disputed Items submitted to the Independent Auditor that are unsuccessfully disputed by each such party (as finally determined by the Independent Auditor) bears to the total amount of such Disputed Items so submitted. For example, should the Disputed Items total an aggregate amount equal to $1,000 and the Independent Auditor awards $600 in favor of the Subscriber’s position, 60% of the costs of the Independent Auditor’s review would be borne by Sanken and 40% of such costs would be borne by the Subscriber.

(e) If the Final Leakage Amount exceeds the Estimated Leakage Amount, then within five (5) Business Days of the Final Determination Date, Sanken shall contribute to the Company the difference between the Final Leakage Amount and the Estimated Leakage Amount in cash by wire transfer of immediately available funds to an account designated by the Company in writing. If the Final Leakage Amount is less than the Estimated Leakage Amount, the Company shall remit to Sanken the difference between the Estimated Leakage Amount and the Final Leakage Amount in cash by wire transfer of immediately available funds to an account designated by Sanken in writing. If the Final Leakage Amount is equal to the Estimated Leakage Amount, neither the Company, Sanken nor the Subscriber shall be entitled to additional payments or contributions under this Section 2.05.

Article 3
Representations and Warranties of the Company and Parents

Subject to Section 10.04, except as set forth in the Company Disclosure Schedule (including any attachments thereto), the Company, Sanken (severally but not jointly and only with respect to itself with respect to solely the representations and warranties in Section 3.02(a) (first sentence only), Section 3.04 and Section 3.05 to the extent relating to Sanken) and AMI (severally but not jointly and only with respect to itself with respect to solely the representations and warranties in Section 3.02(a) (first sentence only), Section 3.04 and Section 3.05 to the extent relating to AMI), hereby represent and warrant to the Subscriber, as of the date hereof and as of the Closing Date, as follows:

Section 3.01 Organization and Qualification; Subsidiaries.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had a Company Material Adverse Effect. The Company has made available to the Subscriber true and complete copies of the Company’s Governing Documents, each as in effect as of the date hereof, and each of which is in full force and effect, and the Company is not in violation of any of the provisions of any such documents.

(b) As of the date hereof, the Company has no Subsidiaries.

Section 3.02 Capitalization

(a) Section 3.02(a) of the Company Disclosure Schedule sets forth a true and complete list of the record and beneficial owners of the Company Units as of the date hereof and as of the immediately prior to the Closing (after giving effect to the consummation of the Recapitalization Transactions), including the number and class of Company Units held by such Person. There are no outstanding Equity Securities of the Company as of the date hereof, and there are no outstanding Equity Securities of the Company as of immediately prior to the Closing (after giving effect to the consummation of the Recapitalization Transactions) other than the Company Units set forth on Section 3.02(a) of the Company Disclosure Schedule. All of the Company Units have been duly authorized, validly issued, fully paid and nonassessable and are free of any Liens (in each case other than restrictions created by statute or the Existing Company LLC Agreement and restrictions on transfer imposed under applicable securities Law), including under any Contract to which the Company is a party or by which the Company is bound. There are no accrued and unpaid distributions with respect to any outstanding Equity Securities of the Company.

(b) The Purchased Units have not been, and will not be, issued in violation of any securities Law and, to the knowledge of the Company, the Company is under no obligation to register or list, under the U.S. Securities Act of 1933 or any other securities Law, any of the Purchased Units or Company Units.

(c) Except as set forth in the Existing Company LLC Agreement, any other Governing Document of the Company or this Agreement, there are no outstanding contractual obligations or other commitments, agreements or arrangements of the Company (i) restricting the transfer of, (ii) relating to or affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition, issuance, sale or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, in each case, any Equity Securities in the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which Company Equityholders may vote.

Section 3.03 Reserved.

Section 3.04 Authority.

(a) The Company and each Parent have the requisite corporate, limited liability company, limited partnership or other legal entity power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company and each Parent of this Agreement and the other Transaction Documents to which it is a party and the consummation by each of them of the transactions contemplated hereby and thereby has been duly authorized by all necessary corporate, limited liability company, limited partnership or other legal entity action on the part of the Company and each Parent, as applicable, and no additional corporate, limited liability company, limited partnership or other legal entity action on the part of any of them is necessary to authorize the execution, delivery and performance by the Company or each Parent of this Agreement and the other Transaction Documents to which any of them is a party or the consummation by the Company and each Parent, as applicable, of the transactions contemplated hereby. This Agreement has been, and the applicable Transaction Documents to which the Company and each Parent are contemplated to be parties will be, duly and validly executed and delivered by the Company and each Parent and (assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties thereto) this Agreement constitutes, and when executed and delivered such other Transaction Documents will constitute, the valid and legally binding obligation of the Company and each Parent, enforceable against the Company and each Parent in accordance with their respective terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a Proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The board of managers, board of directors, or other similar governing bodies, as applicable, of the Company and each Parent have (i) adopted and declared advisable the Transaction Documents to which the Company and each Parent, as the case may be, is a party and the consummation by the Company and each Parent, as the case may be, of the transactions contemplated hereby and thereby, (ii) authorized and approved the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company and each Parent, as the case may be, is a party and the consummation by the Company and each Parent, as the case may be, of the transactions contemplated hereby and thereby and (iii) determined that this Agreement and the other Transaction Documents to which the Company or each Parent, as the case may be, is a party and the transactions contemplated hereby and thereby are in the best interests of the Company and each Parent, as the case may be.

Section 3.05 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance by the Company or each Parent of this Agreement or the other Transaction Documents to which the Company or each Parent is a party or the consummation by any of them of the transactions contemplated by this Agreement or such other Transaction Documents will: (i) conflict with or violate any provision of their respective Governing Documents; (ii) assuming that all consents, approvals and authorizations described in Section 3.05(b) have been obtained and all filings and notifications described in Section 3.05(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to such Parent or any member of the Company Group or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of such Parent or the Company Group pursuant to, any Contract to which such Parent or any member of the Company Group is a party (or by which any of their respective properties or assets is bound) or any Company Permit, except, with respect to clauses (ii) and (iii), as, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole, or prevent or materially impair or materially delay the consummation by the Company or each Parent or of the transactions contemplated by this Agreement.

(b) None of the execution, delivery or performance by the Company or each Parent of this Agreement or the other Transaction Documents to which the Company or each Parent is a party or the consummation by the Company or each Parent of the transactions contemplated by this Agreement or such other Transaction Documents will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) filings required under, and compliance with any applicable requirements of, the HSR Act and any other applicable Competition Laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole, or prevent or materially impair or materially delay the consummation by the Company or each Parent of the transactions contemplated by this Agreement.

Section 3.06 Permits; Compliance with Laws.

(a) The Company Group is, and for the last three years has been, in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) required for the Company Group to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to have such Company Permit, or the failure of any Company Permit to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole. Except as set forth in Section 3.06(a) of the Company Disclosure Schedule or as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company Group, taken as a whole, in the last three years: (i) no Company Permit has been revoked, suspended, terminated or materially impaired, (ii) no member of the Company Group is or has been in default or violation, in any respect (beyond any applicable notice and cure period), of any Company Permits and (iii) no member of the Company Group has received any written notice regarding any of the matters set forth in the foregoing clauses (i) and (ii). There are no actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Company Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company Group, taken as a whole.

(b) In the last three years, (i) the Company Group has been in compliance with all Laws applicable to the Company Group and their respective businesses, properties, assets and activities and with all Orders to which the Company Group are subject and (ii) no member of the Company Group has received any written notice alleging any such noncompliance, in each case, except for such noncompliance as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company Group, taken as a whole.

(c) During the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in the course of its actions for, or on behalf of, any of them, (i) used any company funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from company funds; (iii) violated any provision of any applicable Anti-corruption Laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. At all times during the five (5) years prior to the date of this Agreement, the Company and its Subsidiaries and their respective directors and officers, and, to the knowledge of the Company, their respective other employees or agents (in their capacity as such) have been in compliance with all applicable Specified Business Conduct Laws, except where the failure to maintain such compliance would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. During the five (5) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has (A) received any written communication from a Governmental Entity (x) related to any investigation or inquiry with respect to a potential violation by the Company or any of its Subsidiaries or any Representative thereof of any Specified Business Conduct Laws, or (y) that alleges that the Company or any of its Subsidiaries or any Representative thereof is in violation of any Specified Business Conduct Laws or (B) had a customer or supplier or other business relationship with, has been a party to any Contract with, or has engaged in any transaction with, any Person (1) that is located, organized or domiciled in or that is a citizen of a country or territory subject to comprehensive sanctions (including Iran, Syria, Cuba, North Korea, Russia, the Crimea region of Ukraine, the so‑called Donetsk People’s Republic and the so‑called Luhansk People’s Republic) or (2) that is the target of any international economic or trade sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

Section 3.07 Financial Statements.

(a) The Company has delivered to the Subscriber prior to the date hereof true and complete copies of (a) the audited consolidated balance sheets and statements of income, members’ equity and cash flows of the Company Group as of and for the twelve (12)-month periods ended March 26, 2021, March 25, 2022 and March 31, 2023, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (b) the unaudited consolidated balance sheet and statements of income, members’ equity and cash flows of the Company Group as of December 31, 2023 (the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements were prepared from the books and records of the Company (which books and records are true and correct in all material respects) and in accordance with GAAP applied on a consistent basis, and fairly present in all material respects the consolidated financial position of the Company Group as of the dates thereof and their consolidated results of operations, equity, deficit and cash flows for the periods then-ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments which are not material, individually or in the aggregate, and the absence of footnotes (that, if presented, would not differ materially from those included in the Audited Financial Statements)).

(b) The Company Group has established and adhered to a system of internal accounting controls which provides assurance regarding the reliability of financial reporting, that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, access to properties and assets is permitted in accordance with management’s general or specific authorization, and that there has never been (i) any significant deficiency or weakness identified in writing by the Company Group’s accountants in any system of internal accounting controls used by the Company Group, (ii) any fraud or other wrongdoing that involves any of the management or other employees of the Company Group who have a role in the preparation of the financial statements or the internal accounting controls used by the Company Group or (iii) any claim or allegation regarding any of the foregoing.

Section 3.08 Absence of Certain Changes.

(a) Except as otherwise expressly contemplated by this Agreement, since December 31, 2023 (the “Balance Sheet Date”), (i) the businesses of the Company and any Company Subsidiaries have been conducted in the ordinary course of business consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action (or omitted to take any action), which would constitute a breach of Section 5.01 had such action or omission occurred after the date of this Agreement.

(b) Since the Balance Sheet Date, there has not been any Company Material Adverse Effect.

Section 3.09 Undisclosed Liabilities. No member of the Company Group has, or is subject to, any Liabilities, other than Liabilities and obligations (i) adequately reserved against or provided for in the Interim Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, including pursuant to any Contract or Real Property Lease to which the Company or any Company Subsidiary is a party or under any Company Benefit Plan (none of which relate to breach of Contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Proceeding), (iii) incurred pursuant to this Agreement or incurred in connection with the transactions contemplated hereby and that constitute a Company Transaction Expense or (iv) set forth on Section 3.09 of the Company Disclosure Schedules.

Section 3.10 Litigation. There is, and in the past three years there has been, no suit, claim, action, proceeding or arbitration (collectively, “Proceeding”) to which the Company Group is a party or to which any of the properties or assets of the Company Group is subject, either pending or, to the knowledge of Company, threatened that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company Group, taken as a whole. No member of the Company Group is a party to, and none of the properties or assets of the Company Group is subject to any outstanding Order that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company Group, taken as a whole, or that would reasonably be expected to materially affect the Company’s ability to enter into and perform its obligations under this Agreement. As of the date hereof, there is no pending Proceeding to which the Company Group is a party seeking to prevent, hinder, modify, delay or challenge any of the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.11 Employee Benefits.

(a) All material Company Benefit Plans are listed on Section 3.11(a) of the Company Disclosure Schedule (on a jurisdiction by jurisdiction basis). The Company has provided or made available to the Subscriber true and complete copies of all material written Company Benefit Plans and all amendments thereto and, as applicable: (1) the current prospectus or summary plan description for any such Company Benefit Plan and any summaries of material modifications to such current prospectus or summary plan description; (2) the most recent favorable determination, advisory or opinion letter from the Internal Revenue Service for such Company Benefit Plan; (3) the most recent annual return/report (Form 5500) and accompanying schedules and attachments thereto for such Company Benefit Plan; (4) the most recently prepared actuarial reports and financial statements for such Company Benefit Plan and (5) all material correspondence related thereto since March 31, 2020 with any Governmental Entity.

(b) Each Company Benefit Plan has been established, operated and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. Neither the Company, any Company Subsidiary, nor any of their respective ERISA Affiliates is in violation in any material respect of the applicable requirements of Section 4980B of the Code or any similar state Law. Neither the Company nor any Company Subsidiary is in violation in any material respect of the applicable requirements of the U.S. Patient Protection and Affordable Care Act of 2010. All contributions required to be made to any Company Benefit Plan by applicable Law or by any Company Benefit Plan document or other Contract, and all premiums or other expenses due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. There are no Proceedings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened against or with respect to any Company Benefit Plan, or any fiduciary thereof with respect to its duties to the Company

Benefit Plan and whom the Company or any Company Subsidiary has an obligation to indemnify, or the assets of any Company Benefit Plans, in each case, that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company Group, taken as a whole. Neither the Company nor any Company Subsidiary has received notice of any audit or investigation of or relating to any Company Benefit Plan or any fiduciary or administrator thereof by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, and no such audit or investigation is pending or, to the knowledge of the Company, threatened, in each case, that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company Group, taken as a whole. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or has timely filed an application for a favorable determination letter, or may rely upon an advisory or opinion letter for a prototype or volume submitter plan, and, to the knowledge of the Company, no circumstances have occurred that could reasonably be expected to result in the disqualification of any such Company Benefit Plan or related trust by the Internal Revenue Service.

(c) Neither the Company nor any Company Subsidiary has any current or projected Liability for, and no Company Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar welfare plan benefits (whether insured or self-insured) to any current or former employees, officers, directors, or consultants of the Company or any Company Subsidiary (who are natural persons or personal services entities) or any spouse, beneficiary or dependent of the foregoing (other than coverage mandated by applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985 that is provided at the sole expense of such current or former employee, director, consultant or spouse, beneficiary or dependent of the foregoing).

(d) Neither the Company nor any Company Subsidiary, or any of their respective ERISA Affiliates, maintains, contributes to or has any obligations or Liabilities under, and at no time during the six-year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or had any obligations or liabilities under, any employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any pension plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of, and subject to, Section 4063 of ERISA, or any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability of the Company, any Company Subsidiary or any of their ERISA Affiliates following the Closing. Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary maintains, contributes to or has any obligations or Liabilities under, a defined benefit pension plan in any jurisdiction outside of the United States.

(e) Except as, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company Group, taken as a whole, no vested compensation that is payable by the Company or any Company Subsidiary under a nonqualified deferred compensation plan that is subject to Section 409A of the Code has been, or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company or any Company Subsidiary by reason of non-compliance with the requirements of Section 409A of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any current or former employees, officers, directors, or consultants of the Company or any Company Subsidiary (who are natural persons or personal services entities) for any Tax incurred by such Person, including under Section 409A or 4999 of the Code.

(f) The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not, either alone or in combination with another event, entitle any current or former employee, director, consultant or officer of the Company or any Company Subsidiary (who is a natural person or a personal services entity) to any payment or benefit (including any enhanced or accelerated benefit, or lapse of repurchase rights or obligations under any Company Benefit Plan), accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, consultant or officer or trigger any funding obligation under, or impose any restrictions or limitations on the rights of the Company or any Company Subsidiary to administer, amend or terminate, a Company Benefit Plan.

(g) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole, each Foreign Plan, (i) if intended to qualify for any special Tax treatment, meets all the requirements for such treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles and (iii) if required to be registered under the Laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities.

(h) Except as set forth on Section 3.11(h) of the Company Disclosure Schedule, since the Balance Sheet Date and the date of this Agreement, there has been no amendment to, announcement by the Company or any Company Subsidiary relating to, or change in employee participation or coverage under, any Company Benefit Plan which would materially increase the expense of maintaining such plan above the level of expense incurred therefor for the most recent fiscal year.

(i) Neither the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event (whether contingent or otherwise) could reasonably be expected to result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law) or any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).

Section 3.12 Employment Matters and Labor.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all employees of the Company and any Company Subsidiaries as of the date hereof identifying for each such employee: his/her/their name, position/title, commencement date of employment, location of employment, whether employed full-time or part-time, whether classified as exempt or non-exempt for wage and hour purposes and status (active or on-leave).

(b) There is no, and in the last three years there has been no, labor strike, slowdown, walkout, lockout or other work stoppage, or, to the knowledge of the Company, threat thereof, against the Company or any Company Subsidiary. As of the date hereof, (a) neither the Company nor any Company Subsidiary is a party to, or bound by, and neither the Company nor any Company Subsidiary anticipates entering into, any collective bargaining agreement or similar agreement or arrangement with any labor union, (b) no demand for recognition of any current or former employees of the Company or any Company Subsidiary has been made in writing on the Company or any Company Subsidiary by or on behalf of any labor union, labor organization or works council in the past three years, (c) to the knowledge of the Company, no petition has been filed or proceeding been instituted by any current or former employee of the Company or any Company Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining representative in the past three years, (d) to the knowledge of the Company, no union organizing activities are ongoing with respect to any employee of Company or any Company Subsidiary, and (e) neither the Company nor any Company Subsidiary is the subject of any Proceeding asserting that the Company or any Company Subsidiary has committed an unfair labor practice or seeking it to compel to bargain with any labor union or labor organization. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole, (i) there is no pending charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Entity, (ii) none of the Company or any Company Subsidiary is a party, or otherwise bound by, any consent decree with or citation by, any Governmental Entity relating to employees or employment practices, (iii) the Company and all Company Subsidiaries have complied with all Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims relating to non-compliance with the foregoing are pending or, to the knowledge of the Company, threatened, (iv) there are no outstanding assessments, penalties, fines, Liens (other than Permitted Liens), charges, or surcharges that are due or owing by the Company or a Company Subsidiary pursuant to any workplace safety and insurance/worker’s compensation Law; and (v) all individuals characterized and treated by the Company or any Company Subsidiary as consultants or independent contractors who provide services to, or on behalf of, the Company or any Company Subsidiary as of the date hereof have been properly classified as independent contractors under all applicable Laws. The Company and any Company Subsidiaries are and have been for the past three years, in material compliance with WARN and have no material liabilities or other material obligations thereunder. Neither the Company nor any Company Subsidiary has taken any action that would reasonably be expected to cause any material liability or other material obligation following the Closing Date under WARN as a result of such action(s) by the Company or any Company Subsidiary.

Section 3.13 Tax Matters.

(a) The Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are correct, complete and accurate in all material respects. The Company and each Company Subsidiary has timely paid all Taxes (whether or not shown on any Tax Return) required to have been paid by it. All Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect for payment have been duly withheld and collected and to the extent required have been timely paid to the appropriate Governmental Entity.

(b) There is no Proceeding, audit or assessment in progress or pending or, to the knowledge of the Company, threatened with respect to Taxes or Tax Returns for which the Company or any Company Subsidiary may have a material liability for Taxes. No material deficiency with respect to Taxes has been assessed against the Company or any Company Subsidiary that has not been fully resolved. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings, in each case in respect of any Tax have been sought from, entered into or issued by any Tax authority with respect to the Company or any Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary has received from any Tax authority in a jurisdiction where the Company or such Company Subsidiary has not filed Tax Returns with respect to a particular type of Tax any claim that the Company or such Company Subsidiary is subject to taxation by that jurisdiction in respect of such Tax.

(d) Neither the Company nor any Company Subsidiary has ever been a member of an affiliated, consolidated, combined, unitary or other similar Tax group (other than a group the only members of which were the Company or any Company Subsidiary), or has any liability for Taxes of another Person (other than the Company or a Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferor or successor. Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement or similar Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which is to address matters other than Tax matters).

(e) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f) There are no Liens for Taxes upon any assets of the Company or any Company Subsidiary, other than statutory Liens for current Taxes not yet due and payable.

(g) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency or a material Tax Return, which waiver or extension remains in effect.

(h) Neither the Company nor any Company Subsidiary has entered into a “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury regulations promulgated thereunder (or any similar provision of state, local or foreign Law) or participated within the past two (2) years in a transaction that was intended to qualify under Section 355 of the Code or so much of Section 356 of the Code as relates to Section 355 of the Code.

(i) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of (i) any change in method of accounting, use of cash method of accounting, or use of an improper method of accounting requested, required or implemented before the Closing, including pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law), (ii) an intercompany transaction or an excess loss account under Treasury Regulations Section 1.1502 (or any similar provision of state, local or foreign Law) arising before the Closing, (iii) any closing agreement described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into prior to the Closing, (iv) any installment sale or open transaction commenced prior to the Closing, (v) any deferred revenue or other prepaid amount received prior to the Closing or (vi) any election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(j) Neither the Company nor any Company Subsidiary has a permanent establishment or branch, or is treated as a resident for applicable Tax purposes, in any jurisdiction other than the jurisdiction of its formation.

(k) No Company Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code has “subpart F income” within the meaning of Section 952 of the Code or any assets that constitute “United States property” within the meaning of Section 956 of the Code.

Section 3.14 Real Property; Personal Property.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth the address of each Owned Real Property (as defined below). Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole, (i) the Company has good, valid and marketable fee simple title to all real property (together with all buildings, structures, Improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto) owned by the Company Group (collectively, the “Owned Real Property”) free and clear of all Liens except for Permitted Liens, (ii) neither the Company nor any Company Subsidiaries have leased, subleased, licensed or otherwise granted to any Person the right to use or occupy the Owned Real Property, the Leased Real Property or any portion thereof, (iii) the Company has a valid leasehold estate in all real property leased, subleased or licensed (whether as landlord, sub-landlord or licensor) by the Company Group (collectively, the “Leased Real Property”), and, to the knowledge of the Company, there are no adverse or other parties (other than the Company or party under a Real Property Lease) in possession of the Leased Real Property, (iv) neither Company nor any Company Subsidiary has granted options, rights of first offer or rights of first refusal to purchase such Owned Real Property (or any portion thereof or interest therein), and (v) neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth the address of each Leased Real Property as of the date of this Agreement, and a true and complete list of all Real Property Leases (as defined in Section 3.17(a)(ii) below). Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property Leases or other security interest in such Real Property Lease or any interest therein and there are no Liens (other than Permitted Liens) on the estate or interest created by such Real Property Lease, except for such Liens that, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole.

(c) The Owned Real Property identified in Section 3.14(a) of the Company Disclosure Schedule and the Leased Real Property identified in Section 3.14(b) of the Company Disclosure Schedule (collectively, the “Real Property”) comprise all of the real property used as of the date of this Agreement in the business of the Company or any of its Subsidiaries, as currently conducted. There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened, affecting any Real Property or any portion thereof or interest therein, that, individually or in the aggregate, would reasonably be expected to be material to the Company Group, taken as a whole. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business of the Company or any of its Subsidiaries, except for such conditions, individually or in the aggregate, that would not reasonably be expected to be material to the Company Group, taken as a whole. To the knowledge of the Company, there are no material structural deficiencies or latent defects affecting any of the Improvements as of the date of this Agreement and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company or any of its Subsidiaries.

(d) Except as would not reasonably be expected to be material to the Company Group, taken as a whole, the Company has good title to, or a valid leasehold interest in, the tangible personal assets and properties required for use by the Company Group in connection with the conduct of its business as conducted on the date of this Agreement, free and clear of all Liens other than Permitted Liens. Except as would not reasonably be expected to be material to the Company Group, taken as a whole, all such tangible personal assets and properties are in good operating condition and repair (except for ordinary wear and tear) as of the date of this Agreement. The assets, properties, interests and rights of the Company Group (leased and owned) constitute all of the assets, properties, interests and rights that are sufficient for the conduct of the business of the Company in all material respects in the manner and to the extent now conducted.

(e) The Company is in possession of title insurance policies with respect to each Owned Real Property. A copy of each such title insurance policy has been made available to the Subscriber. No written claim has been made by the Company Group against any such title insurance policy, which, individually or in the aggregate, would be material to any Owned Real Property.

Section 3.15 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) The Company and any Company Subsidiary is, and has been, in compliance with all applicable Environmental Laws (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial proceedings pending or, to the knowledge of the Company, threatened as of the date of this Agreement against the Company or any Company Subsidiary and, as of the date of this Agreement, in the last twenty (20) years none of the Company or any Company Subsidiary has received any written notice, demand, letter, claim or request for information, in either case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law;

(b) To the knowledge of the Company, there are no Releases of Hazardous Substances present in, at, on or under any of the Real Property that would, individually or in the aggregate, reasonably be expected to result in material Liability under Environmental Laws on the part of the Company or any Company Subsidiary;

(c) To the knowledge of the Company, neither the execution of this Agreement nor consummation of the transaction contemplated by this Agreement will require any notification to or consent of any Governmental Entity or the undertaking of any investigations or remedial actions pursuant to Environmental Laws;

(d) The Company has not assumed any Liability under any Environmental Law by Contract or, to knowledge of the Company, by operation of Law including with respect to formerly owned properties or third-party Liability;

(e) To the knowledge of the Company, there are no events or circumstances, including contamination at current, former and third-party sites, that would reasonably be expected to (i) result in Liability for, or (ii) form the basis of an order for cleanup or remediation, or an action, suit or proceeding by any private party or Governmental Entity, against the Company under Environmental Laws; and

(f) The Company has made available to the Subscriber complete and accurate copies of all material environmental documents in its possession or control, including copies of all Phase I and Phase II environmental site assessments.

Section 3.16 Intellectual Property; IT Systems.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of each item of all Company Registered IP as of the date of this Agreement. The Company Registered IP is subsisting, has not been abandoned or cancelled, and remains in full force and effect and to the knowledge of the Company, is valid and enforceable. No Proceeding is pending or, to the knowledge of the Company, threatened, challenging the validity, enforceability, scope, registration, ownership or use of any Company Registered IP which, individually or in the aggregate, has been or would reasonably be expected to be material to the Company Group, taken as a whole. None of the Company Owned IP has been adjudged invalid or unenforceable in whole or part.

(b) Neither the Company nor any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any other Person, and has not in the last six years infringed, misappropriated, diluted or otherwise violated, any Intellectual Property of any other Person, except for any such infringement, misappropriation, dilution or other violation that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company Group, taken as a whole. None of the Company or any Company Subsidiary has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation, dilution or other violation by the Company or any Company Subsidiary (including any claim that the Company or any Company Subsidiary must license or refrain from using any Intellectual Property of any Person) in the last three years (or earlier, if not resolved), except for any such written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation, dilution, other violation or claim that, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole. To the knowledge of Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned IP.

(c) All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of Company, any Company Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of any material Intellectual Property for the Company or any Company Subsidiaries have entered into valid and binding proprietary rights agreements with the Company or its applicable Subsidiary vesting ownership of such Intellectual Property in the Company or its applicable Subsidiary. No Person has asserted in writing, and to the knowledge of the Company, no Person has any right, title or interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Company Owned IP (other than pursuant to Contracts under Section 3.17(a)(xii)). The Company is the sole and exclusive owner of the Company Owned IP and holds all right, title and interest in and to all Company Owned IP, in each case free and clear of any Lien except for Permitted Liens and Contracts under Section 3.17(a)(xii). The Company owns or has a valid and enforceable license to use all Intellectual Property necessary for, or used or held for use in, the conduct of the business of the Company Group as currently conducted.

(d) All Company IP that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance, except where the failure to maintain such Company IP in confidence or in accordance with such procedures would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, there has been no material unauthorized use or disclosure of any such Intellectual Property.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there exist no restrictions on the disclosure, use, license or transfer of the Company Owned IP and (ii) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any rights in Company IP.

(f) The IT Systems (i) materially operate in all respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries and have not malfunctioned or failed in the last three years, except where the failure to so operate and not malfunction or fail would not reasonably be expected to be material to the Company Group, taken as a whole, and (ii) are sufficient in all material respects for the immediate and reasonably foreseeable needs of the Company and its Subsidiaries, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The

Company and its Subsidiaries have taken commercially reasonable actions to protect the confidentiality, integrity and security of the IT Systems against unauthorized use, access, interruption, modification and corruption, including the use of strong encryption technology and the implementation of a comprehensive security plan which identifies all material risks to the security of the IT Systems and the information therein, and implements, monitors, and improves adequate safeguards to control those risks. There has been no unauthorized access to the IT Systems that resulted in any unauthorized use, access, modification, misappropriation, deletion, corruption, or encryption of any information or data stored therein, except where any such unauthorized access would not reasonably be expected to be material to the Company Group, taken as a whole. The Company and its subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems, in each case consistent with customary industry practices.

(g) The Company and any Company Subsidiaries have at all times in the last three years materially complied with all applicable Laws and contractual obligations relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of its operations. No claims have been asserted against the Company or any Company Subsidiaries (and to the knowledge of the Company, no such claims have been threatened) in the last three years by any Person alleging a violation of such Person’s privacy rights under any such applicable Laws or contractual obligations.

Section 3.17 Contracts.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a true and complete list, and the Company has made available to the Subscriber prior to the date hereof true and complete copies, of each Contract to which any member of the Company Group is a party that (other than, in each case, any Contract between the Company or any wholly owned Company Subsidiary, on the one hand, and any other wholly owned Company Subsidiary, on the other hand):

(i) is an Affiliate Contract;

(ii) is a lease, sublease, license, occupancy agreement, concession or other Contract with respect to any Leased Real Property (the “Real Property Leases”) that involves aggregate annual payments in excess of $500,000;

(iii) is a Contract involving aggregate consideration in excess of $3,000,000 per year (whether payable or receivable by the Company Group) and that cannot be cancelled by the Company Group without penalty or without more than ninety (90) days’ notice;

(iv) is a partnership, joint venture or similar arrangement;

(v) contains (A) covenants of the Company Group purporting to limit either the type or line of business in which the Company Group may engage or the geographic area in which any of them may so engage, (B) “take or pay,” “requirements” or other similar provisions obligating a Person to provide the quantity of goods or services required by another Person or (C) pricing or margin provisions that provide “most favored nation” or similar provisions with respect to pricing;

(vi) evidences the creation, incurrence, assumption or guarantee of Indebtedness of the Company Group in an amount in excess of $1,000,000, or creation or incurrence of any Lien on any material property or asset of the Company Group;

(vii) grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale, transfer, pledge or disposition of any business, property or asset, or any Equity Security, of the Company Group;

(viii) provides for the acquisition or disposition of any business (or material properties or assets) of or by the Company Group (including Equity Securities) (whether by merger, sale of Equity Securities, sale of assets, or otherwise), other than (1) Contracts entered prior to March 31, 2020 with no remaining material obligations, (2) any Contract that provides for the acquisition or disposition of inventory or supplies of or by the Company or any Company Subsidiary in the ordinary course of business and (3) nonexclusive licenses of Intellectual Property to any customer of the Company or any Company Subsidiary in the ordinary course of business;

(ix) is a settlement Contract which materially affects the conduct of the Company Group’s businesses;

(x) imposes exclusivity (other than non-competition covenants, which are addressed by clause (v) above) or non-solicitation obligations on the Company Group, except for Contracts entered into in the ordinary course of business which impose exclusivity or non-solicitation obligations that are not material to the Company Group;

(xi) requires the Company Group to make any capital commitment or capital expenditure in excess of $1,000,000 during any twelve -month period;

(xii) is (A) a Contract pursuant to which the Company Group is granted rights under Intellectual Property of a third party that is material to the conduct of businesses of the Company Group other than Excluded Inbound Licenses, (B) a Contract pursuant to which the Company Group has granted rights under any Company Owned IP that is material to the business of the Company Group to any third parties, excluding Excluded Outbound Licenses, or (C) a Contract to which the Company Group is a party or bound, which restricts, in any material respect, the right of the Company Group to use or exploit any Company Owned IP which is material to the businesses of the Company Group, excluding Excluded Inbound Licenses and Excluded Outbound Licenses; or

(xiii) is a Contract with a Significant Supplier, Significant Customer or Significant Distributor (each, as defined below) or a Governmental Entity, other than (A) purchase orders entered into in the ordinary course of business or (B) requests for quotations or development Contracts with Significant Customers entered into in the ordinary course of business.

(b) Each Contract listed (or required to be listed) on Section 3.17(a) of the Company Disclosure Schedule (and any Contract entered into after the date hereof in accordance with, and not in violation of, the provisions of Section 5.01 that would have been listed (or required to be listed) on Section 3.17(a) of the Company Disclosure Schedule if it was entered into prior to the date hereof) is referred to herein as a “Company Material Contract.” No member of the Company Group is in breach of or default under the terms of any Company Material Contract (and the Company Group has not received any written notice regarding any such breach or default), and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by any member of the Company Group, where such breach or default, individually or together with other such breaches or defaults, has been or would reasonably be expected to be material to the Company Group, taken as a whole. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or in default under the terms of any Company Material Contract where such breach or default, individually or together with other such breaches or defaults, has been or would reasonably be expected to be material to the Company Group, taken as a whole. Each Company Material Contract is a valid and binding obligation of the Company Group and is in full force and effect, subject to the Bankruptcy and Equity Exception.

Section 3.18 Insurance. All material insurance policies held or maintained by the Company Group are in full force and effect, and all premiums due and payable thereon have been paid and neither the Company Group is in breach of or default under any such insurance policies, and no member of the Company Group has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any such insurance policies. In the last 12 months, the Company has not received any written notice of termination or cancellation or denial of coverage with respect to any of the material insurance policies held or maintained by the Company Group.

Section 3.19 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisory, investment banker or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company Group.

Section 3.20 Significant Suppliers, Customers and Distributors. Since March 31, 2022, none of the ten (10) largest suppliers, customers or distributors of the Company and any Company Subsidiaries (determined by total amounts spent or received, as applicable, by the Company and any Company Subsidiaries during the 12 months immediately preceding the date of this Agreement), as set forth on Section 3.20 of the Company Disclosure Schedule (each, a “Significant Supplier,” “Significant Customer,” or “Significant Distributor,” as applicable) has indicated in writing or, to the knowledge of the Company, otherwise, an intention to (i) stop selling, buying or distributing products or services to, from or of the Company or Company Subsidiaries or (ii) change, materially and adversely, the terms and conditions on which it sells, buys or distributes products or services to, from or of the Company or Company Subsidiaries.

Section 3.21 Affiliate Transactions. Except (x) as set forth on Section 3.21 of the Company Disclosure Schedule, (y) for arrangements or other relationships solely between any member of the Company Group on the one hand, and any other member of the Company Group on the other hand, or (z) for Company Benefit Plans, (a) there are no Contracts between any member of the Company Group, on the one hand, and any present officer or director, Affiliate, equityholder (including the Company Equityholders), member, manager or partner of any member of the Company Group (such Persons, “Related Parties”), on the other hand (each such Contract, an “Affiliate Contract”), (b) no member of the Company Group owes any amount (other than ordinary course trade payables) to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Parties, other than pursuant to, and in connection with, the Company Loans, if any, (c) no Related Party performs any services for, or on behalf of, the Company or any Company Subsidiary, other than employment or consulting arrangements entered into in the ordinary course of business, and (d) no property or asset or interest in any property or asset that relates to, and is or will be necessary in, the present or currently contemplated future operation of the business of the Company Group is presently owned by or leased by or to any Related Party.

Section 3.22 Leakage.

(a) Since the Lock Box Date up to and including the date of this Agreement, there has been no Leakage except as disclosed in Section 3.22(a) of the Company Disclosure Schedule.

(b) As of the Lock Box Date, the Company and the Company Subsidiaries (i) held cash and cash equivalents (net of checks outstanding and excluding Restricted Cash) in an amount no less than $8,596,609 and (ii) had only the Indebtedness as set forth on Section 3.22(b) of the Company Disclosure Schedule.

(c) Since the Lock Box Date up to and including the date of this Agreement (i) there has not been any redemption or repurchase of any Equity Securities from, or any other return of capital to, any Company Equityholder or any of its Affiliates, (ii) no Lien has been created over any asset of the Company Group in favor of any Company Equityholder or any of its Affiliates, unless such Lien has been or will be released at or prior to the Closing, and (iii) there has not been any Contract entered into by any Company Equityholder or any of its Affiliates on the one hand, and any member of the Company Group, on the other hand, that is not on an arm’s length basis.

Section 3.23 Product Liability. Except as would not reasonably be expected to be material to the Company Group, taken as a whole: (a) since March 31, 2022, there have been no and, to the knowledge of the Company, there are no currently threatened, product liability, warranty or other similar claims by any third party (whether based in contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from the marketing or sale of any Company Product or other item by or on behalf of the Company Group, (b) no Company Product is subject to any oral or written guaranty, warranty or other indemnity by the Company Group to its customers with respect to the quality or absence of defects of such product or item beyond the Company Group’s applicable regular or standard or usual written guaranty, warranty or other indemnity applicable generally to Company Products or as otherwise provided by applicable Law, (c) no member of the Company Group has paid or been required to pay or received a request or demand for payment of any Damages, including any direct, incidental or consequential Damages, to any Person in connection with any Company Product, and (d) in the last three years, no product liability claims have been made against the Company Group.

Section 3.24 CHIPS Act Application. The Company’s application for funding under the CHIPS Act with the United States Department of Commerce and all materials submitted therewith, at the time of filing thereof and on the date hereof, complied, and as of the Closing shall comply, in all material respects with the requirements of the CHIPS Act, and such application and related materials contained no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, no member of the Company Group has received any written notice from the United States Department of Commerce that it has denied, or that it intends to deny or does not intend to approve, an award of direct funding to the Company pursuant to the CHIPS Act.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, in the certificate delivered pursuant to Section 9.03(d) or in the other Transaction Documents to which the Company and/or Parents are a party, none of the Company, Parents, any of their respective Affiliates or any other Person on behalf of the Company, or Parents makes any express or implied representation or warranty (and there is and has been no reliance by the Subscriber or any of its Affiliates or Representatives on any such representation or warranty, and any such reliance is hereby disclaimed by the Subscriber, on behalf of itself and on behalf of its Affiliates and Representatives) with respect to the Company, Parents, their respective Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Subscriber or its Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.

Article 4
Representations and Warranties of the Subscriber

The Subscriber hereby represents and warrants to the Company and Parents as of the date hereof and as of the Closing as follows:

Section 4.01 Organization. The Subscriber is a Delaware limited partnership, duly organized, validly existing and in good standing under the laws of Delaware and has the requisite organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except for such failures, individually or in the aggregate, as would not reasonably be expected to prevent or materially delay the consummation by the Subscriber of the transactions contemplated hereby.

Section 4.02 Authority. The Subscriber has the requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Subscriber of this Agreement and the other Transaction Documents to which it will be a party and the consummation by the Subscriber of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Subscriber. This Agreement and the other Transaction Documents to which the Subscriber will be a party have been, and any other agreements or instruments to be delivered pursuant hereto by the Subscriber at the Closing will be, duly and validly executed and delivered by the Subscriber and (assuming the due authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties thereto) this Agreement and such other Transaction Documents constitute, and when executed and delivered such other agreements and instruments will constitute, the valid and legally binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance by the Subscriber of this Agreement or the other Transaction Documents to which it will be a party or the consummation by the Subscriber of the transactions contemplated hereby or thereby will: (i) conflict with or violate any provision of any Governing Document of the Subscriber; (ii) assuming (A) that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and (B) the truth and accuracy of the representations and warranties set forth in Article 3 (without giving effect to qualifications for knowledge, material and Company Material Adverse Effect), and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Subscriber; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any properties or assets of the Subscriber pursuant to, any Contract to which the Subscriber is a party (or by which any of its properties or assets is bound) or any Permit held by it, except, with respect to clauses (i) and (ii) and, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Subscriber to consummate the transactions contemplated by this Agreement.

(b) None of the execution, delivery or performance by the Subscriber of this Agreement or the other Transaction Documents to which it is a party or the consummation by the Subscriber of the transactions contemplated hereby or thereby will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing, declaration or registration with or notification to, any Governmental Entity, other than (i) filings required under, and compliance with any applicable requirements of, the HSR Act and any other applicable Competition Laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of the Subscriber to consummate the transactions contemplated by this Agreement.

Section 4.04 Litigation. As of the date hereof, there is no Proceeding to which the Subscriber or any of its Affiliates is a party pending or, to the knowledge of the Subscriber, threatened against the Subscriber or any of its Affiliates seeking to prevent, hinder, modify, delay or challenge any of the transactions contemplated by this Agreement or the other Transaction Documents. As of the date hereof, none of the Subscriber or any of its Affiliates is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.05 Purchase for Investment. The Subscriber (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Units and is capable of bearing the economic risks of such investment. The Purchased Units are being purchased for the Subscriber’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933.

Section 4.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Subscriber or any of its Affiliates.

Section 4.07 Availability and Source of Funds. The Equity Commitment Letter (a) is in full force and effect, and (b) has not been withdrawn, rescinded, terminated or amended or otherwise modified in any respect (and no such amendment or modification thereof is contemplated). The Equity Commitment Letter has been duly and validly executed and delivered by each party thereto, and constitutes a valid, legal and binding obligation of the Subscriber and Triangle, enforceable against each such party in accordance with its terms. The execution and delivery of the Equity Commitment Letter and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of each party thereto. No event has occurred which, with or without notice, lapse of time or both would or would reasonably be expected to constitute a default or breach on the part of the Subscriber or Triangle, as applicable, under the Equity Commitment Letter. The funding of the commitment amount set forth in the Equity Commitment Letter in accordance with the Equity Commitment Letter constitutes all of the financing required for the Subscriber to fulfill its obligation to contribute and pay the Post-Closing Installment.

Section 4.08 Acknowledgement of No Other Representations or Warranties. The Subscriber acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company Group and that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company Group that it and its Representatives have desired or requested to review for such purpose and that it and its Representatives have had an opportunity to meet with the management of the Company Group and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company Group. The Subscriber acknowledges and agrees that, except for the representations and warranties contained in this Agreement and the other Transaction Documents, no member of the Company Group or any of their respective Affiliates or Representatives or either Parent makes or has made any representation or warranty, either express or implied, concerning the Company Group or any of their respective businesses, operations, assets, liabilities, results of operations, or financial condition or the transactions contemplated by this Agreement, and the Subscriber hereby disclaims any reliance on any such other representation or warranty.

Section 4.09 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 4, in the certificate delivered pursuant to Section 9.02(c) or in the other Transaction Documents to which the Subscriber is a party, neither the Subscriber nor any of its Affiliates or any other Person on behalf of the Subscriber makes any express or implied representation or warranty (and there is and has been no reliance by the Company, any Parent or any of their respective Affiliates or Representatives on any such representation or warranty, and any such reliance is hereby disclaimed by the Company, and each Parent, on behalf of themselves and on behalf of their respective Affiliates and Representatives) with respect to the Subscriber or any of its Affiliates or their respective businesses or with respect to any other information provided, or made available, to the Company, any Parent or their respective Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.

Article 5
Covenants of the Company and Parents

Section 5.01 Conduct of Business by the Company Pending the Closing. Between the date of this Agreement through the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, except (i) as set forth in Section 5.01 of the Company Disclosure Schedule, (ii) as expressly required by any other provision of this Agreement, including the Recapitalization Transactions or (iii) as required by applicable Law or by any Governmental Entity of competent jurisdiction, unless the Subscriber shall otherwise agree in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause any Company Subsidiary to, conduct its operations in the ordinary course of business consistent with past practice and use reasonable best efforts to maintain and preserve intact its business organization, retain the services of its present officers and the Key Employee and preserve the goodwill of and relationships with customers, suppliers, distributors, employees and other Persons with which the Company Group has business relationships. Without limiting the foregoing, except as set forth in Section 5.01 of the Company Disclosure Schedule, (w) for Permitted Leakage, (x) as expressly required by any other provision of this Agreement, including the Recapitalization Transactions, (y) as required by applicable Law or any Governmental Entity of competent jurisdiction or (z) for transactions solely between the Company or any wholly owned Company Subsidiary, on the one hand, and any other wholly owned Company Subsidiary, on the other hand, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Closing, take any of the following actions without the prior written consent of the Subscriber (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) issue, sell, pledge, dispose of, grant, transfer or encumber any Equity Securities in any member of the Company Group of any class, or securities convertible into, or exchangeable or exercisable for, any Equity Securities, or any options, warrants or other rights of any kind to acquire any Equity Securities or such convertible or exchangeable securities of any member of the Company Group;

(b) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of the Company Group, except (i) pursuant to the express terms of any Company Material Contract in effect as of the date hereof or entered into after the date hereof in compliance with the provisions of Section 5.01(g), (ii) the sale of inventory in the ordinary course of business, (iii) nonexclusive licenses of Intellectual Property to customers or contractors providing services to the business in the ordinary course of business consistent with past practices and (iv) Permitted Liens;

(c) amend the Governing Documents of any member of the Company Group;

(d) (i) incur, commit to incur, or make capital expenditures in excess of the aggregate amount authorized in the capital plan for the current fiscal year as set forth on Section 5.01(d) of the Company Disclosure Schedule, or fail to make any material capital expenditure in accordance with such capital plan, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) to or in any wholly owned Company Subsidiaries, (B) extensions of trade credit to customers and other persons doing business with the Company and any Company Subsidiaries (but excluding any employees thereof) or (C) advances of business expenses to employees of the Company or any Company Subsidiaries, in each case, in the ordinary course of business;

(e) any change or modification in any manner to accounting, cash management, and working capital policies and Significant Customer, Significant Supplier or Significant Distributor relationships, including its inventory control, prepayment of expenses, accrual of expenses, deferral or revenue, and acceptance of any Significant Customer deposits, in each case, outside the ordinary course of business;

(f) acquire (including by merger, consolidation, or acquisition of stock or assets) any Person (or any business line or division thereof) or assets, other than acquisitions of inventory, raw materials and other property or assets in the ordinary course of business;

(g) enter into, amend, modify, accelerate or terminate (i) any Company Material Contract of the type set forth in Section 3.17(a)(i), Section 3.17(a)(iv), Section 3.17(a)(vi), Section 3.17(a)(ix) or Section 3.17(a)(x), other than renewals on substantially similar terms or expirations pursuant to the terms thereof, or (ii) any other type of Company Material Contract other than, in the case of this clause (ii), in the ordinary course of business consistent with past practice; provided, that, if, following the date hereof, the Company requests that Subscriber grant its prior written consent to any such entry, amendment or modification in respect of any Affiliate Contract pursuant to the first paragraph of this Section 5.01, and Subscriber grants such consent, then the Company may also request in good faith that any payments thereunder be deemed to constitute Permitted Leakage (but only if such payments would have constituted Permitted Leakage under clause (ii) of the definition thereof had such Contract, amendment or modification been in effect as of the Lock Box Date), and the Subscriber shall have the right to grant or deny such request in its sole discretion;

(h) adjust, split, combine or reclassify any Equity Securities;

(i) make any material change in any primary line of business, or entry into a new primary line of business;

(j) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date hereof, (i) adopt, enter into, terminate or amend any material Company Benefit Plan, (ii) pay, announce, promise or grant, whether orally or in writing, any material increase in any, or establish any material form of, compensation or benefits, other than any merit-based increase in the base salary of non-executive employees of the Company or any Company Subsidiary with base compensation less than $200,000 in the ordinary course of business consistent with past practices, (iii) fund or commit to fund any nonqualified trust, (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company

Benefit Plan or (v) hire, engage or terminate other than for cause the employment or engagement of any officer or employee with annual base salary in excess of $300,000;

(k) recognize any labor union or enter into or amend any collective bargaining agreement;

(l) merge or consolidate any member of the Company Group with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any member of the Company Group, except with respect to any wholly owned Company Subsidiary;

(m) make or change any Tax election or material method of Tax accounting, settle or compromise any material audit, assessment or other Proceeding relating to Taxes, file any material Tax Return outside the ordinary course of business or material amended Tax Return, enter into any Tax sharing, allocation or indemnity Contract, surrender or compromise any right to a material Tax refund, consent to an extension or waiver of the statute of limitations period with respect to any Tax or Tax Return outside of the ordinary course of business or make any voluntary Tax disclosure or Tax amnesty or similar filing;

(n) compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements of Proceedings that involve only the payment of monetary Damages not in excess of $100,000 individually or $500,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company Group;

(o) sell, assign, transfer, license, abandon, permit to lapse, or otherwise dispose of any Company Owned IP that is material to the business of the Company or any Company Subsidiary, other than in the ordinary course of business;

(p) (i) incur any Indebtedness other than (A) purchases of property or services under deferred purchase price, conditional sale or title retention arrangements in the ordinary course of business, (B) personal property leases entered into in the ordinary course of business or (C) a Permitted Refinancing or (ii) repay any Indebtedness or pay any interest payments under the Company Loans, except (A) in connection with a Permitted Refinancing, (B) pursuant to the Recapitalization Agreements or (C) pursuant to clause (a) of the definition of Permitted Leakage;

(q) (i) redeem or repurchase any Equity Securities from, or any other return of capital to, any Company Equityholder or any of its Affiliates, (ii) permit the creation of any Lien over any asset of the Company Group in favor of any Company Equityholder or any of its Affiliates, unless such Lien has been or will be released at or prior to the Closing, or (iii) enter into any Contract with any Company Equityholder or any of its Affiliates that is not on an arm’s length basis; or

(r) authorize, commit or enter into any Contract to do any of the foregoing.

Section 5.02 Access to Information. From the date of this Agreement through the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms the Company shall, and shall cause any Company Subsidiaries to: (a) provide to the Subscriber and its Representatives, reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of the business conducted by the Company Group, upon prior notice to the Company, to the officers, employees, properties, offices and other facilities of the Company Group and to the books and records thereof; and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Company Group as the Subscriber or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or shall be required to cause any Company Subsidiaries to) afford such access or furnish such information to the extent the Company believes in good faith that doing so would: (i) result in the loss of attorney-client privilege (provided, that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); or (ii) breach, contravene or violate any applicable Law; provided, further, if any of the restrictions in the foregoing clauses (i) and (ii) shall apply, the Company shall advise the Subscriber of the subject matter of any such information that cannot be disclosed and shall use its reasonable best efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

Section 5.03 Notices of Certain Events. From and after the date hereof until the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms the Company, on the one hand, and the Subscriber, on the other hand, shall use their respective reasonable best efforts to keep each other reasonably informed of the facts and circumstances within the knowledge of such Person regarding the Subscription and the other transactions contemplated by this Agreement and the other Transaction Documents, including the status of the conditions to closing specified in Article 9, and any material developments that would reasonably be expected to cause such conditions to not be satisfied. The Company, on the one hand, and the Subscriber, on the other hand, shall promptly notify the other of, and provide copies of: (a) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by any of the Transaction Documents; (b) if permitted by Law, any material correspondence, filings or communications between the Company, a Parent or any of their respective Representatives, or the Subscriber or any of its Representatives, as applicable, on the one hand, and any Governmental Entity or members of its staff, on the other hand, in connection with the transactions contemplated by any of the Transaction Documents; and (c) any Proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting any Partnership, the Company Group, a Parent or the Subscriber, as applicable, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 3 or Article 4 of this Agreement or that relate to the consummation of the transactions contemplated by the Transaction Documents; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available under this Agreement or any of the other Transaction Documents to the Person receiving that notice.

Section 5.04 Exclusivity. From the date hereof until the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, except for the transactions contemplated by this Agreement, the Company and each Parent shall not, and shall cause their respective controlled Affiliates and direct their Representatives not to, directly or indirectly, solicit, encourage, initiate, enter into any Contract, or encourage or entertain the submission of any proposal or offer from any Person, relating to the direct or indirect acquisition of any of the capital stock or other Equity Securities of any member of the Company Group, or all or any material portion of the assets of any of the foregoing, whether in an acquisition structured as a merger, consolidation, exchange, sale of assets, sale of stock, or otherwise, or participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or knowingly facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing, except in each case for discussions with Subscriber regarding the transactions contemplated by the Transaction Documents. The Company and each Parent shall, and shall cause their respective Affiliates and Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than the Subscriber, as contemplated by the Transaction Documents) conducted heretofore with respect to any of the matters addressed in this Section 5.04. In the event that the Company or any Parent receives a proposal regarding any of the matters restricted by this Section 5.04, the Company or such Parent, as applicable, shall provide the Subscriber with prompt (and in any event within 24 hours) written notice of, and all material information relating to, the same. Notwithstanding anything express or implied above in this Section 5.04, this Section 5.04 shall not be applicable to (i) any acquisition of property or assets by the Company Group in the ordinary course of business, (ii) any acquisition of property or assets of the Company or any Company Subsidiary by any other wholly owned Company Subsidiary, (iii) the Recapitalization Transactions or (iv) subject to Section 10.06, any transaction that involves a merger or business combination of either Parent, any primary or secondary issuance or sale of Equity Securities of either Parent, or any other disposition of, or other transaction related to, Equity Securities, businesses or assets of either Parent or any of their respective Subsidiaries other than, in each case, the Company Units or any property or assets of the Company Group.

Section 5.05 Employment Agreement. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company, the Subscriber and each Parent agree to use their reasonable best efforts to negotiate and finalize, as promptly as practicable following the date hereof, and in any event prior to the Closing, the terms of the Employment Agreement with the Key Employee.

Section 5.06 Technology Development Agreements. From and after the date hereof, each of Sanken and AMI agree to use their reasonable best efforts to negotiate with the Company and finalize and execute, as promptly as practicable following the date hereof, and in any event prior to the Closing, the terms of technology development framework agreements with the Company setting forth the respective rights and obligations of Sanken, AMI and the Company, respectively, with respect to technology development projects for which the Company or its Subsidiaries are engaged from time to time by Sanken or AMI, as the case may be, including their respective rights to Intellectual Property developed thereunder, in each case in form and substance reasonably acceptable to Sanken, AMI and the Company, as the case may be.

Article 6
Covenants of The Subscriber, the Company and Parents

Section 6.01 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Subscriber, the Company and each Parent shall, and the Company and each Parent shall cause their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable following the Subscriber’s written request, including (i) preparing and filing with any

Governmental Entity or other third party as promptly as practicable following Subscriber’s written request all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary to consummate the transactions contemplated by this Agreement (including in connection with applicable Competition Laws); provided, that the parties hereto understand and agree that the reasonable best efforts of any party to this Agreement shall be deemed not to require such party or any of its Affiliates to (A) make any payment or grant any concession to, or incur any obligation for the benefit of, any Person in connection with obtaining and maintaining any approval, consent, authorization or confirmation from any third party (other than a Governmental Entity) that is required to be obtained in connection with the consummation of the transactions contemplated by this Agreement (other than filing or administrative fees or expenses), (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with, or litigation against, any Governmental Entity in connection with the transactions contemplated hereby or (C) divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or its Affiliates’ businesses, assets or properties; provided, further, the Subscriber’s obligations under this Section 6.01 shall not apply to the internal processes of the Subscriber and its Affiliates with respect to obtaining the PS Investment Approval pursuant to Section 9.03(f), which approval may be granted or withheld in the sole discretion of the general partner of the Subscriber. The Subscriber, the Company and each Parent agree to execute and deliver, and to cause their Affiliates to execute and deliver, such other documents, certificates, agreements and other writings as may be necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement subject to, and in accordance with, the terms hereof. In furtherance and not in limitation of the foregoing, the Company, Parents, and the Subscriber shall, and shall cause their respective Affiliates to, make or cause to be made all filings required under applicable Competition Laws with respect to the transactions contemplated by this Agreement as promptly as practicable following the Subscriber’s written request. The Company shall be solely responsible for and shall pay all fees and expenses required to be paid in connection with the preparation and filing of all regulatory filings required to consummate transactions contemplated by this Agreement, including any filing required under the HSR Act (the “Regulatory Filing Fees”).

Section 6.02 Public Announcements. From and after the date hereof, each party hereto agrees to consult with the Subscriber, the Company and Parents before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement without the prior written consent of the Subscriber and the Company, except for any press releases or public statements the making of which may be required by applicable Law or any listing agreement with any national securities exchange (in which case the party issuing such press release or making such public statement shall use reasonable best efforts to consult with the other parties hereto to the extent practicable prior to issuance of such press release or the making of such public statement); provided, however, that the Subscriber shall be permitted to report and disclose the terms of this Agreement and the transactions contemplated hereby to its existing and prospective investors, lenders or direct or indirect limited partners (provided, that such existing and prospective investors, lenders or limited partners are subject to confidentiality obligations with respect to such information) and disclose the consummation of the transactions contemplated by this Agreement and the Subscriber’s investment thesis with respect to, and the development and performance of the Subscriber’s investment in, the Company Group in the ordinary course of its business, including in connection with the Subscriber’s and its Affiliates’ fundraising and marketing activities. Nothing herein shall limit either Parent’s or Subscriber’s ability to make customary disclosures and communications that relate to their broader businesses, properties and assets or to their Equity Securities and which do not relate specifically to the transactions contemplated hereby.

Section 6.03 Recapitalization Transactions. Subject to the terms and conditions of this Agreement, each of the Company and each Parent shall, and shall cause their respective Subsidiaries to, take all actions reasonably necessary to effect (and in the case of each Parent and its Subsidiaries, to cause the Company to effect), and the Subscriber shall assist and cooperate with the Company and each Parent in taking all steps reasonably necessary to facilitate and make effective, the Recapitalization Transactions as set forth on Annex A in accordance with applicable Law and in the sequence set forth in Annex A, no later than three (3) Business Days prior to the Closing; provided, the Subscriber’s obligations under this Section 6.03 shall not apply to the internal processes of the Subscriber and its Affiliates with respect to obtaining the PS Investment Approval pursuant to Section 9.03(f), which approval may be granted or withheld in the sole discretion of the general partner of the Subscriber. The Company and Parents shall provide the Subscriber with an opportunity to review and comment on all documentation necessary to effectuate the Recapitalization Transactions reasonably in advance of the execution thereof, and the final form of all such documentation shall be in a form reasonably acceptable to the Subscriber. Effective as of the Closing, the Existing Company LLC Agreement shall be amended and restated to be in the form reasonably acceptable to the Subscriber (as so amended and restated, the “Closing Company LLC Agreement”).

Section 6.04 Reorganization Transactions. Subject to the terms and conditions of this Agreement, each of Subscriber and the Company shall, and shall cause their respective Subsidiaries to, take all actions reasonably necessary to effect (and to cause the Partnership to effect), and each Parent shall assist and cooperate with the Subscriber and the Company in taking all steps reasonably necessary to facilitate and make effective, the Reorganization Transactions as set forth on Annex A, including the Contributions, in accordance with applicable Law and in the sequence set forth in Annex A, as of immediately following the Closing; provided, the Subscriber’s obligations under this Section 6.04 shall not apply to the internal processes of the Subscriber and its Affiliates with respect to obtaining the PS Investment Approval pursuant to Section 9.03(f), which approval may be granted or withheld in the sole discretion of the general partner of the Subscriber. Subscriber shall provide each Parent with an opportunity to review and comment on all documentation necessary to effectuate the Reorganization Transactions reasonably in advance of the execution thereof, and the final form of all such documentation shall be in a form reasonably acceptable to each Parent. The Partnership shall be formed solely for purposes of consummating the transactions pursuant to this Agreement and shall not (a) hold any assets (other than the Equity Securities pursuant to the Contributions) or have any liabilities (other than de minimis assets and liabilities obtained or incurred in connection with its formation and existence or the Contributions) or (b) enter into any Contracts, commitments or agreements, except as expressly required pursuant to this Agreement. In furtherance of the foregoing, immediately following the Closing, each of

AMI, the Company and the Subscriber shall deliver to each other, and shall cause the Partnership to deliver, a duly executed counterpart to the Partnership Agreement.

Section 6.05 Mizuho Debt. (a) The Company and each Parent shall, and shall cause their respective Affiliates to, cause the Mizuho Loan Agreement to remain in full force and effect as of the Closing and (b) Sanken shall cause the Mizuho Loan Agreement and the Mizuho Debt to continue to be guaranteed by Sanken at Sanken’s sole cost and expense; provided that, at or prior to the Closing, the Company shall be permitted to cause the Mizuho Debt to be replaced and refinanced with a new debt facility secured by the Company’s accounts receivable on terms and conditions approved by the Subscriber (which approval may be granted or withheld in the sole discretion of the Subscriber) (any such refinancing, a “Permitted Refinancing”).

Section 6.06 Post-Closing Installment. The Subscriber shall use commercially reasonable efforts to take (or cause to be taken) all actions necessary, proper or advisable to obtain the commitment amount set forth in the Equity Commitment Letter pursuant to the terms and conditions of the Equity Commitment Letter, including: (i) maintaining the Equity Commitment Letter in full force and effect, (ii) complying with and performing the obligations applicable to the Subscriber pursuant to the Equity Commitment Letter, (iii) using its commercially reasonable efforts to satisfy prior to or on the one (1) year anniversary following the Closing all conditions to funding applicable to the Subscriber in the Equity Commitment Letter, including submitting a written request for funding to Triangle in accordance with Section 2(c) of the Equity Commitment Letter, and (iv) upon the Company’s request (which request shall be made immediately upon either Sanken’s or AMI’s written direction, for so long as Sanken or AMI, as applicable, holds Partnership Units), enforcing all of its rights under the Equity Commitment Letter to cause Triangle to fund the Post-Closing Installment.

Article 7
Survival; Indemnification

Section 7.01 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, and the covenants and agreements of the parties hereto contained in this Agreement that contemplate performance prior to the Closing, shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, that the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.04, Section 3.05(a)(i), Section 3.19, Section 3.21, Section 3.22, Section 4.01, Section 4.02, Section 4.03(a)(i), and Section 4.06 (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely or until the latest date permitted by applicable Law and the representations and warranties set forth in Section 3.13 shall survive until the date that is sixty (60) days following the expiration of the applicable statute of limitations. The covenants and agreements of the parties hereto contained in this Agreement that contemplate performance at or following the Closing shall survive the Closing until such covenants have been fully performed. The covenants and agreements of the parties hereto contained in this Agreement that contemplate performance prior to the Closing shall survive the Closing until the eighteen (18) month anniversary of the Closing Date. Notwithstanding the preceding sentences, any claim for breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences if notice of the claim for inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought in accordance with the provisions of Section 7.04(a) or Section 7.05, as applicable, prior to such time.

Section 7.02 Indemnification.

(a) Subject to the limitations set forth in this Article 7, from and after the Closing, the Company shall indemnify the Subscriber and each of its officers, directors, employees, Affiliates (excluding, for the avoidance of doubt, any member of the Company Group), equityholders and agents and any of their respective successors or permitted assigns (the “Subscriber Indemnified Parties” and each, a “Subscriber Indemnified Party”) against, and the Company agrees to hold each Subscriber Indemnified Party harmless from and against, any and all Damages incurred or suffered by such Subscriber Indemnified Party, without duplication, arising out of or resulting from (i) any inaccuracy in or breach of any representation or warranty made by the Company hereunder or in any certificate delivered pursuant hereto or in connection herewith, (ii) any breach of any covenant or agreement made or to be performed by the Company pursuant to this Agreement, (iii) any Taxes for which any member of the Company Group is liable with respect to a period (or portion thereof) ending on or before the Lock Box Date, (iv) any Taxes for which any member of the Company Group is liable with respect to a period (or portion thereof) beginning after the Lock Box Date and ending on or before the Closing Date that were incurred outside the ordinary course of business consistent with past practice, (v) any Taxes arising out of the Company Group’s intercompany transactions or transfer pricing for any period (or portion thereof) ending on or before the Closing Date and any Taxes arising out of any “true up” payments or other modifications to transfer pricing made after the Closing that relate to the Company Group’s pre-Closing intercompany transactions or pre-Closing transfer pricing, (vi) any Environmental Liabilities and (vii) any Leakage that was not included in the calculation of the Final Leakage Amount.

(b) Subject to the limitations set forth in this Article 7, from and after the Closing, each Parent shall severally (and not jointly) indemnify the Subscriber Indemnified Parties against, and each Parent agrees to hold each Subscriber Indemnified Party harmless from and against, any and all Damages incurred or suffered by such Subscriber Indemnified Party, without duplication, arising out of or resulting from (i) any inaccuracy in or breach of any representation or warranty made by such Parent relating to such Parent hereunder or in any certificate delivered pursuant hereto or in connection herewith and (ii) any breach of any covenant or agreement made or to be performed by such Parent pursuant to this Agreement.

(c) Subject to the limitations set forth in this Article 7, effective at and after the Closing, the Subscriber hereby indemnifies Parents and each of their respective officers, directors, employees, Affiliates, equityholders and agents and any of their respective successors and permitted assigns (the “Parent Indemnified Parties” and each, a “Parent Indemnified Party”) against, and the Subscriber agrees to hold each of them harmless from and against, any and all Damages incurred or suffered by such Parent Indemnified Party, without duplication, arising out of or resulting from (i) any inaccuracy in or breach of any representation or warranty made by the Subscriber hereunder or in any certificate delivered pursuant hereto or in connection herewith and

(ii) any breach of any covenant or agreement made or to be performed by the Subscriber pursuant to this Agreement.

(d) For purposes of this Agreement, with respect to any Tax that is attributable to any Tax period that begins on or before the Lock Box Date and ends after the Lock Box Date, the portion of such Tax attributable to the period ending on or before the Lock Box Date will (a) in the case of any Taxes other than sales taxes, use taxes, employment taxes, withholding taxes and any Tax based on or measured by income, receipts or profits, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of such period ending on the Lock Box Date and denominator of which is the total number of days in such taxable period, and (b) in the case of any sales taxes, use taxes, employment Taxes, withholding Taxes and any Tax based on or measured by income, receipts or profits, be deemed equal to the amount that would be payable if such period ended on and included the Lock Box Date. The same allocation method shall apply, mutatis mutandis, for purposes of allocating to the period ending on or before the Closing Date a Tax that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date.

Section 7.03 Limits on Indemnification.

(a) Notwithstanding anything to the contrary herein:

(i) except with respect to the representations and warranties set forth in Section 3.08(b), the use of the word “material” in the phrase “fairly presents in all material respects” with respect to the representations and warranties set forth in Section 3.07 and the use of the word “material” to define items required to be listed in the Company Disclosure Schedule, the determination of (i) whether there has been any inaccuracy in or breach of any representation or warranty for purposes of Section 7.02(a)(i), Section 7.02(b)(i) and Section 7.02(c)(i) and (ii) the amount of any Damages arising out of any such inaccuracies or breaches or resulting therefrom shall be made without regard to any qualification or exception contained therein relating to materiality, Company Material Adverse Effect or any similar qualification or standard;

(ii) except with respect to any Fundamental Representations or claims arising out of Fraud, neither the Company nor either Parent shall be required to indemnify any Subscriber Indemnified Party for any Damages under Section 7.02(a)(i) and Section 7.02(b)(i), as applicable, and the Subscriber shall not be required to indemnify any Parent Indemnified Party for any Damages under Section 7.02(c)(i), (A) unless and until the aggregate amount of Damages with respect to such claims exceeds $2,600,000 (the “Deductible Amount”), at which time the Company or such Parent, as applicable, shall indemnify the Subscriber Indemnified Parties, or the Subscriber shall indemnify the Parent Indemnified Parties, as applicable, for the full amount of all such Damages (and, for the avoidance of doubt, the aggregate amount of Damages with respect to indemnification under Section 7.02(a)(ii)-Section 7.02(a)(vii), Section 7.02(b)(ii) and Section 7.02(c)(ii) shall not count towards the Deductible Amount) and (B) in excess of $25,000,000;

(iii) The Company shall not be required to indemnify any Subscriber Indemnified Party for any Damages under Section 7.02(a)(vi) unless and until the aggregate amount of Damages with respect to such claim exceeds $2,600,000, at which time the Company shall indemnify the Subscriber Indemnified Parties for the full amount of all such Damages; and

(iv) no Subscriber Indemnified Party shall be entitled to any indemnification under Section 7.02(a) or Section 7.02(b) with respect to any matter, occurrence or circumstance to the extent it has been accurately taken into account or reflected in the calculation of the Estimated Leakage Amount or the Final Leakage Amount and addressed through (A) the contribution of the Estimated Leakage Amount in accordance with the last sentence of Section 2.01 herein or (B) if the Final Leakage Amount exceeds the Estimated Leakage Amount, the contribution of the difference between the Final Leakage Amount and the Estimated Leakage Amount in accordance with the first sentence of Section 2.05(e), in each case, to the Company by Sanken (provided that if any such matter was inaccurately taken into account or reflected in the calculation of Estimated Leakage Amount or Final Leakage Amount, it shall be subject to the provisions of Section 7.02(a) and Section 7.02(b)).

(b) The amount of any Damages for which any Indemnified Party would otherwise be entitled to indemnification pursuant to Section 7.02 shall be reduced by the amount of insurance proceeds, indemnification payments and other third-party recoveries to which such Indemnified Party is entitled in respect of any Damages incurred by such Indemnified Party, in each case, only to the extent actually realized or recovered by the Indemnified Party.

Section 7.04 Third-Party Claim Procedures.

(a) The party seeking indemnification under Section 7.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or Proceeding by any third party (for the avoidance of doubt, a third party does not include an Affiliate of a party hereto) (“Third-Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party (and, if applicable, the Subscriber) shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this Section 7.04, shall be entitled to control and appoint lead counsel for such defense reasonably satisfactory to the Indemnified Party, in each case at its sole expense, by providing written notice to the Indemnified Party, which notice shall (i) include an acknowledgement by such Indemnifying Party that the Indemnifying Party would have an indemnity obligation for the Damages resulting from such Third-Party Claim pursuant to this Article 7 and (ii) include reasonable evidence that the Indemnifying Party has adequate resources to defend the Third-Party Claim and fulfill its indemnity obligations hereunder.

(c) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim, and shall pay the fees and expenses of counsel (as Damages hereunder) retained by the Indemnified Party hereunder, if (i) the Indemnifying Party does not deliver the written notice referred to in Section 7.04(b) within 30 days of receipt of notice of the Third-Party Claim pursuant to Section 7.04(a), (ii) the Third-Party Claim relates to or arises in connection with any criminal or quasi-criminal or regulatory proceeding, action, indictment, allegation or investigation, (iii) the Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates; (iv) the Third-Party Claim relates to Taxes or Tax Returns of the Indemnified Party or its direct or indirect equityholders, (v) the Indemnified Party shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party; or (vi) in the case of the Subscriber Indemnified Parties, it would reasonably be expected that the Damages arising from such Proceeding will exceed the limits on Parents’ indemnification obligations set forth in this Article 7 at such time after taking into account the aggregate amount of all Damages that would reasonably be expected to arise from other then pending claims against Parents or the Company.

(d) If the Indemnifying Party is controlling the defense of a Third-Party Claim in accordance with the provisions of this Section 7.04, the Indemnifying Party shall not agree to any settlement, compromise or discharge of a Third-Party Claim unless the settlement (i) shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnified Party, from all liability with respect to the matters that are subject to such Third-Party Claim, (ii) does not contain any admission of wrongdoing or material sanction or restriction upon the conduct or operation of any business conducted by the Indemnified Party or its Affiliates and (iii) involves only monetary Damages for which the Indemnified Party is entitled to indemnification pursuant to this Article 7, or otherwise shall have been approved in writing by the Indemnified Party. If the Indemnifying Party does not timely deliver the notice contemplated by Section 7.04(b), or if such notice is given on a timely basis but any of the other conditions in Section 7.04(b) or Section 7.04(c) is or becomes unsatisfied, (A) the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third-Party Claim; provided that, in the case of any such entry of judgment, compromise or settlement, the Indemnifying Party shall have given its prior written consent thereto (which consent shall not be unreasonably withheld, delayed or conditioned by the Indemnifying Party) and (B) the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim.

(e) In circumstances where the Indemnifying Party is controlling the defense of a Third-Party Claim in accordance with the provisions of this Section 7.04, the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel incurred by the Indemnified Party after such time as the Indemnifying Party assumed control of the defense of such Third-Party Claim in accordance with Section 7.04(a) and Section 7.04(c) shall be borne by the Indemnified Party; provided, that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (as Damages hereunder) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third-Party Claim or during any period in which the Indemnifying Party ceases to be eligible to maintain control of the defense of such Third-Party Claim, in either case as provided in Section 7.04(c).

(f) Each party hereto shall cooperate, and cause their respective Affiliates to cooperate, in good faith in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery Proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith, subject in each case to the execution of customary confidentiality and joint defense agreements.

(g) Notwithstanding the foregoing, Section 7.04(b) through Section 7.04(e) will not govern claims in respect of Taxes of the Company or any Company Subsidiary under Section 7.02, which will be subject to Section 7.04(a), Section 7.04(f) and this Section 7.04(g). If, after the Closing, the Company or any Company Subsidiary receives notice of a Tax claim that could give rise to an indemnification payment under Section 7.02, the Company or any applicable Company Subsidiary, as the case may be, will have the right to control the conduct and resolution of any such Tax claim, provided, however, that with respect to any such Tax claim for a material amount of Taxes, the Company or any applicable Company Subsidiary, as the case may be, (i) will keep the Subscriber informed of all material developments and events relating to such Tax claim on a timely basis, (ii) will consult with the Subscriber before taking any significant action with respect to such Tax claim and give the Subscriber an opportunity to participate in any significant meetings or discussions with any Governmental Entities with respect to such Tax claim, and (iii) will not resolve any such Tax claim that could potentially affect Tax liabilities of the Subscriber without the Subscriber’s written consent, which consent will not be unreasonably withheld, conditioned or delayed.

Section 7.05 Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnification under Section 7.02 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party (a “Claim Notice”). The Claim Notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a Claim Notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a Liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant Section 10.07.

Section 7.06 Indemnification Payment. Any indemnification of the Subscriber Indemnified Parties by the Company pursuant to Section 7.02(a) shall, at the Subscriber’s sole option, be effected by (i) the issuance by the Company of a number of additional Company Units equal to the amount of Damages suffered or incurred by such Subscriber Indemnified Parties divided by the Per Unit Price or (ii) a cash payment by Sanken in immediately available funds by wire transfer to an account specified by such Subscriber Indemnified Party, as applicable, which cash payment shall be in the amount of the Damages incurred by such Subscriber Indemnified Party, provided that if Sanken does not fulfill its obligation under this clause (ii) within ten (10) Business Days, Subscriber may, at its sole option, seek such fulfilment from the Company pursuant to clause (i). Any indemnification of the Subscriber Indemnified Parties by Parents pursuant to Section 7.02(b) or any indemnification of the Parent Indemnified Parties by the Subscriber pursuant to Section 7.02(c), in each case shall be effected by cash payment in immediately available funds by wire transfer to an account specified by such Subscriber Indemnified Party or Parent Indemnified Party, as applicable, which cash payment shall be in the amount of the Damages incurred by such Subscriber Indemnified Party or Parent Indemnified Party, as applicable. To the extent permitted by Law, any indemnity payment made shall be treated as an adjustment to the purchase price paid, or to the number of Units issued, in connection with the issuance of Purchased Units as contemplated by this Agreement.

Section 7.07 Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary, and except with respect to claims based on Fraud and claims for injunctive relief and specific performance pursuant to Section 10.10, from and after the Closing the provisions of this Article 7 shall be the sole and exclusive monetary remedy of the parties hereto (and any parties claiming by or through such parties) for claims arising from any breach of representation, warranty, covenant or agreement contained in this Agreement or certificates delivered pursuant hereto or in connection herewith.

Article 8
Termination

Section 8.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) By mutual written agreement of the Company, Parents, and the Subscriber.

(b) By either the Company or the Subscriber if any Governmental Entity shall have (i) issued an Order permanently restraining, enjoining or otherwise prohibiting, prior to the Closing, the consummation of the Subscription or the other transactions contemplated by this Agreement or the other Transaction Documents, and such Order shall have become final and non-appealable or (ii) enacted or promulgated any Law that prevents or makes illegal the consummation of the Subscription or the transactions contemplated by this Agreement or the other Transaction Documents.

(c) By either the Company or the Subscriber if the Closing shall not have occurred on or before July 15, 2025 (the “Outside Date”); provided, that no party hereto shall be permitted to terminate this Agreement pursuant to this Section 8.01(c) if it is in material breach of this Agreement and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date.

(d) By the Company, at any time prior to the Closing, if: (i) there has been a breach by the Subscriber of its representations, warranties, covenants or agreements contained in this

Agreement, in each case, such that any condition contained in Section 9.02(a) or Section 9.02(b) is not reasonably capable of being satisfied at the Closing, (ii) the Company shall have delivered to the Subscriber written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Section 9.02(a) or Section 9.02(b) prior to the Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to the Subscriber and such breach has not been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d) if the Company, and/or either Parent is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement.

(e) By the Subscriber, at any time prior to the Closing, if: (i) there has been a breach by the Company and/or either Parent of any of its representations, warranties, covenants or agreements contained in this Agreement, in each case, such that any condition contained in Section 9.03(a) or Section 9.03(b) is not reasonably capable of being satisfied at the Closing, (ii) the Subscriber shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Section 9.03(a) or Section 9.03(b) prior to the Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to the Company and such breach has not been cured; provided, however, that the Subscriber shall not be permitted to terminate this Agreement pursuant to this Section 8.01(e) if the Subscriber is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement.

(f) By the Subscriber, upon written notice to the Company and each Parent, if at any time prior to the Closing, Subscriber determines not to proceed with the Closing.

Section 8.02 Effect of Termination. If this Agreement is terminated as permitted by Section 8.01, this Agreement shall become null and void and of no further force and effect, each of the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any party hereto or any of its respective Affiliates, officers, directors, stockholders or members; provided, that, the termination of this Agreement shall not relieve any party from any liability or damages incurred or suffered by another party as a result of such first party’s willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination. The provisions of Section 8.02 (Effect of Termination) and Section 6.02 (Public Announcements) and Article 10 (Miscellaneous) shall survive any termination hereof pursuant to Section 8.01.

Article 9
Closing Conditions

Section 9.01 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Subscription and the other transactions contemplated by this Agreement and the other Transaction Documents shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Closing of each of the following conditions:

(a) The consummation of the Subscription and the other transactions contemplated by this Agreement and the other Transaction Documents shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of any Governmental Entity and there shall not be in effect any Law enacted or promulgated by any Governmental Entity that prevents or makes illegal the consummation of the Subscription and the other transactions contemplated by this Agreement and the other Transaction Documents.

(b) Any applicable waiting period, together with any extensions thereof, under the HSR Act and any other Competition Law shall have expired or been terminated, and any other applicable approvals under any other applicable Competition Laws shall have been obtained.

(c) The Recapitalization Transactions shall have been completed in accordance with the terms of Section 6.03.

Section 9.02 Conditions to Obligations of the Company and Parents Under This Agreement. The obligations of the Company and Parents to effect the Subscription and the other transactions contemplated by this Agreement and the other Transaction Documents are further subject to the fulfillment (or waiver by the Company or such Parent, as applicable) at or prior to the Closing of the following conditions:

(a) Each (i) Fundamental Representation of the Subscriber contained in this Agreement shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Closing Date as though made at and as of the Closing Date, except for any such Fundamental Representation that expressly relates to a specific date or time (which need only be true and correct in all respects (except for de minimis inaccuracies) as of such date or time) and (ii) other representation and warranty of the Subscriber contained in Article 4 of this Agreement (without giving effect to any qualification as to materiality, material adverse effect or other similar qualifications contained therein) shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except for any such other representation and warranty that expressly relates to a specific date or time (which need only be true and correct in all material respects as of such date or time).

(b) The Subscriber shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) The Subscriber shall have delivered to the Company and Parents a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Subscriber, certifying to the effect that the conditions set forth in Section 9.02(a) and Section 9.02(b) have been satisfied.

(d) The Subscriber shall have delivered to the Company or Parent, as applicable, the items and deliveries required to be delivered by the Subscriber pursuant to Section 2.03.

Section 9.03 Conditions to Obligations of the Subscriber. The obligation of Subscriber to effect the Subscription and the other transactions contemplated by this Agreement and the other

Transaction Documents are further subject to the fulfillment (or waiver by the Subscriber) at or prior to the Closing of the following conditions:

(a) Each (i) Fundamental Representation of the Company and Parents contained in this Agreement shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Closing Date as though made at and as of the Closing Date, except for any Fundamental Representation that expressly relates to a specific date or time (which need only be true and correct in all respects (except for de minimis inaccuracies) as of such date or time) and (ii) other representation and warranty of the Company and Parents contained in Article 3 of this Agreement (without giving effect to any qualification as to materiality or other similar qualifications contained therein) shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except for any such representation and warranty that expressly relates to a specific date or time (which need only be true and correct in all material respects as of such date or time).

(b) The Company and Parents shall each have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by such party under this Agreement at or prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Each Parent and the Company shall have delivered to the Subscriber a certificate, dated as of the Closing Date and signed by an executive officer of such Parent or the Company, as applicable, in each case, certifying to the effect that the conditions set forth in Section 9.03(a) and Section 9.03(b) have been satisfied with respect to such Parent or the Company, as applicable.

(e) The Company and each Parent shall have delivered (or shall have caused the other applicable Persons to deliver) to the Subscriber and the other parties hereto, as applicable, the items and deliveries required to be delivered by the Company or such Parent, as applicable, pursuant to Section 2.03.

(f) (i) The Subscriber shall have received the final approval of its general partner with respect to the transactions contemplated by this Agreement (which approval may be granted or withheld in the sole discretion of the Subscriber) (such approval, the “PS Investment Approval”) and (ii) without limitation of Section 9.03(f)(i), the Company has received confirmation from the United States Department of Commerce, the United States Department of the Treasury and/or the State of Minnesota that it or they have awarded at least $310,700,000 in the aggregate in direct funding and tax credits to the Company pursuant to the CHIPS Act or other grant-based funding program on terms and conditions acceptable to the Subscriber in its sole discretion.

(g) Either (i) the Mizuho Loan Agreement shall be in full force and effect as of the Closing and be guaranteed by Sanken (at Sanken’s sole cost and expense) or (ii) a Permitted Refinancing shall have been consummated.

Article 10
Miscellaneous

Section 10.01 Notices. All notices, requests and other communications required or permitted to any party hereunder will be effective if in writing and (i) delivered personally, (ii) sent by email, (iii) sent by nationally recognized overnight courier, or (iv) sent by registered or certified mail, postage prepaid, as follows:

if to the Company or any Partnership, to:

Polar Semiconductor, LLC
2800 E. Old Shakopee Rd.,
Bloomington, MN 55425
Attention: Surya Iyer
Email: IyerS@polarsemi.com

with a copy (which shall not constitute notice) to:

Nilan Johnson Lewis
250 Marquette Avenue South, Suite 800

Minneapolis, MN 55401
Attention: Zachary Crain

Email: zcrain@nilanjohnson.com

if to Sanken, to:

Sanken Electric Co., Ltd.
3-6-3 Kitano Niiza-Shi

Saitama, 352-8666JAPAN
Attention: Katsumi Kawashima; Kojiro Hatano
Email: k.kawa@sanken-ele.co.jp

kjhatano@sanken-ele.co.jp

with a copy (which shall not constitute notice) to:

Sanken Electric Co., Ltd.
3-6-3 Kitano Niiza-Shi

Saitama, 352-8666JAPAN
Attention: Masanobu Todoroki
Email: todoroki@sanken-ele.co.jp

and

Jones Day
325 John H. McConnell Blvd., Suite 600
Columbus, Ohio 43215
Attention: Ashley Gullett; Yuichiro Mori
Email: agullett@jonesday.com; ymori@jonesday.com

if to AMI, to:

Allegro Microsystems, Inc.
955 Perimeter Road
Manchester, New Hampshire 03103
Attention: Sharon Briansky
Email: sbriansky@allegromicro.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street

New York, NY 10019
Attention: Matthew Guest

Email: MGuest@wlrk.com

if to the Subscriber, to:

PS Investment Aggregator, LP
c/o Prysm Capital, LLC

251 W 30th St, 5th Floor

New York, NY 10001
Attention: Chip Schorr;

Jay Park

Email: schorr@augustacolumbia.com; jay@prysmcapital.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Thomas J. Malone;

David J. Penna

Email: thomas.malone@davispolk.com

david.penna@davispolk.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 Clarendon Street
Boston MA, 02116
Attention: Amanda C. Border, P.C.

Email: amanda.border@kirkland.com

or, in each case, to such other address or attention as the recipient party has specified by prior written notice to the sending party. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received (evidenced, in the case of email, by electronic confirmation of receipt) prior to 5:00 p.m. in the place of receipt if such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 10.02 Amendments and Waivers. No provision of this Agreement will be waived, modified or amended without the prior written consent of the Company, Parents and the Subscriber. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.04 Disclosure Schedule References. The parties hereto agree that any reference in a particular section or subsection of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company or Parents as applicable, that are contained in the corresponding section of this Agreement and (b) any other representations and warranties of the Company or Parents, as applicable, that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of such disclosure.

Section 10.05 Expenses. Except as otherwise provided herein or in the other Transaction Documents, all costs and expenses incurred by each of the Subscriber, Parents and each member of the Company Group in connection with this Agreement and the transactions and other agreements contemplated hereby (including any transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes imposed as a result of the issuance of the Purchased Units and the other transactions contemplated by this Agreement) shall be borne by the party incurring such costs and expenses; provided, that, subject to Sanken’s obligation to pay or reimburse fees, costs and expenses as set forth in the Payment Support Agreement, (a) in the event the Closing occurs, the Company shall bear (i) all costs and expenses in connection with the Company’s entry into any financing arrangements, and (ii) all Subscriber Transaction Expenses and all transaction expenses of either Parent incurred in the preparation, negotiation, execution and performance of this Agreement and the other Transaction Documents, (b) the Company shall pay all Regulatory Filing Fees in accordance with Section 6.01, in each case of clauses (a) and (b), regardless of whether such fees and expenses were actually incurred by any member of the Company Group.

Section 10.06 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that the Subscriber may assign, delegate or otherwise transfer its rights or obligations to (a) one or more of its Affiliates or (b) another Person that acquires a majority of the voting power or Equity Securities of, or all or substantially all of the assets of, the Subscriber; provided, that no such assignment, delegation or transfer will relieve the Subscriber of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Subscriber.

Section 10.07 Governing Law; Jurisdiction.

(a) All matters relating to the interpretation, construction, validity and enforcement of this Agreement (whether at law, in equity, in contract, in tort, or otherwise) or the performance hereof or the financings contemplated hereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to any choice of laws or conflicts provision thereof.

(b) EACH OF THE PARTIES HERETO SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES HERETO WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY HERETO WITH RESPECT THERETO. EACH PARTY HERETO AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED

AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED IN SECTION 10.01. NOTHING IN THIS SECTION 10.07, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c) Each party hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in tort, contract or otherwise, against any party in any way relating to this Agreement in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom). The parties hereto agree that process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 10.08 Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury in respect of any legal proceeding directly or indirectly arising out of, under or in connection with this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement or the other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.08.

Section 10.09 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other electronic transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 10.10 Enforceability. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and permitted assigns and any third party beneficiaries identified under Section 10.14. Each of the Subscriber, the Company and Parents hereby acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and accordingly each party hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by any of the other parties or to seek to enforce specifically the performance by the other parties of the terms and provisions hereof, without proof of actual damages or otherwise, in addition to any other remedy to which such party is entitled at law or in equity. Each of the Subscriber, the Company and Parents further agree to waive any requirement for the securing or posting of any bond in connection with such remedy and not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 10.11 Entire Agreement. This Agreement (together with the Exhibits and the Company Disclosure Schedule ) and the other Transaction Documents, constitute the entire agreement of the parties hereto and supersedes all prior agreements, undertakings and statements, written or oral, between the Subscriber or any of their respective Affiliates, on the one hand, and the Company, Parents, any of their respective Affiliates or any other Person, on the other, with respect to the transactions contemplated hereby.

Section 10.12 Non-Recourse. This Agreement may be enforced only against, and any Proceeding based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such party and with respect to each party, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor, lender or representative of such named party or Affiliate or successor or assign thereof shall have any Liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of such named party or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. The provisions of this Section 10.12 are intended to be for the benefit of, and enforceable by the Affiliates, officers, directors, employees, incorporators, members, partners, stockholders, agents, attorneys, other representatives, successors and assigns referenced in this Section 10.12 and each such Person shall be a third-party beneficiary of this Section 10.12.

Section 10.13 Releases.

(a) Effective as of the Closing and the consummation of the Reorganization Transactions, each Parent, on its own behalf and on behalf of its Related Parties, hereby unconditionally and irrevocably and forever releases and discharges the Company and any Company Subsidiary (each, a “Company Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, actions, suits, litigations, or other proceedings, covenants, judgments, damages, causes of action, obligations, accounts, and Liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such Person ever had, now has or ever may have or claim to have against any Company Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing or the consummation of the Reorganization Transactions in respect of the Company or any Company Subsidiaries, other than (i) any such claims, debts, losses, expenses, actions, suits, litigations, or other proceedings, covenants, suits, judgments, actions and causes of action, obligations, accounts, and Liabilities relating to Fraud, (ii) any covenants or agreements in any Transaction Document or any Supply Agreement that by their terms apply or are to be performed in whole or in part on or after the Closing, and (iii) any equitable remedies and any contractual rights under this Agreement or the other Transaction Documents or the Supply Agreements that survive the Closing in accordance with the terms hereof or thereof including, for the avoidance of doubt, any liabilities or warranties expressly provided under the terms of the Supply Agreements with respect to wafers delivered prior to the Closing Date. Each Parent, on its own behalf and on behalf of its Related Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Each Parent, on its own behalf and on behalf of its Related Parties, understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledge and agree that this waiver is an essential and material term of this Agreement. Notwithstanding anything contained in this Section 10.13(a) to the contrary, the release set forth in this Section 10.13(a) shall not affect or release (a) the obligations of the parties hereto or any of their Affiliates under this Agreement or any other Transaction Document, and (b) any claims which may not be waived as a matter of applicable Law.

(b) Effective as of the Closing and the consummation of the Reorganization Transactions, the Company, on its own behalf and on behalf of its Related Parties, hereby unconditionally and irrevocably and forever releases and discharges each Parent and its successors and permitted assigns (each, a “Parent Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, actions, suits, litigations, or other proceedings, covenants, judgments, damages, causes of action, obligations, accounts, and Liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such Person ever had, now has or ever may have or claim to have against any Parent Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing or the consummation of the Reorganization Transactions in respect of each Parent’s equity ownership of the Company, other than any such claims, debts, losses, expenses, actions, suits, litigations, or other proceedings, covenants, suits, judgments, actions and causes of action, obligations, accounts, and Liabilities relating to Fraud, any covenants or agreements in any Transaction Document that by their terms apply or are to be performed in whole or in part on or after the Closing, any equitable remedies and any contractual rights under this Agreement or the other Transaction Documents that survive the Closing in accordance with the terms hereof or thereof. The Company, on its own behalf and on behalf of its Related Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The Company, on its own behalf and on behalf of its Related Parties, understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledge and agree that this waiver is an essential and material term of this Agreement. Notwithstanding anything contained in this Section 10.13(b) to the contrary, the release set forth in this Section 10.13(b) shall not affect or release (a) the obligations of the parties hereto or any of their Affiliates under this Agreement or any other Transaction Document, including the indemnification obligations set forth in Section 7.02 herein, and (b) any claims which may not be waived as a matter of applicable Law.

Section 10.14 No Third Party Beneficiaries. Except (a) for the right of Indemnified Parties to seek indemnification under Article 7 and (b) as expressly set forth in Section 10.12 and Section 10.13, this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

POLAR SEMICONDUCTOR, LLC
By:
Name: Surya Iyer
Title: President and COO

[Signature Page to Sale and Subscription Agreement]

PS INVESTMENT AGGREGATOR, LP By: PS INVESTMENT AGGREGATOR GP, LLC, its general partner
By:
	Name:	Paul C. Schorr, IV
	Title:	Manager

By:
	Name:	Jay Park
	Title:	Manager

[Signature Page to Sale and Subscription Agreement]

SANKEN ELECTRIC CO., LTD.
By:
Name: Katsumi Kawashima
Title: Director and Senior Vice President

[Signature Page to Sale and Subscription Agreement]

ALLEGRO MICROSYSTEMS, INC.
By:
	Name:	Vineet Nargolwala
	Title:	President and Chief Executive Officer

[Signature Page to Sale and Subscription Agreement]

Annex A

Transaction Steps

(see attached)

Exhibit A

Form of Recapitalization Agreement

(see attached)

Exhibit B

Form of Contribution Agreement

(see attached)

Exhibit C

Form of Limited Partnership Agreement

(see attached)

Exhibit D

Form of Payment Support Agreement

(see attached)

Exhibit E

Form of Sanken New Wafer Supply Agreement

(see attached)

Exhibit F

Form of Sanken Capacity Commitment Agreement

(see attached)

Exhibit G

Form of AMI Side Letter

(see attached)

Exhibit H

Equity Commitment Letter

(see attached)

Exhibit I

Form of Leakage Certificate

(see attached)